As filed with the Securities and Exchange Commission on April 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARKERVISION, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	3663	59-2971472
(State of Incorporation)	(Primary Standard Industrial	(I.R.S. Employer ID No.)
	Classification Code Number)

4446-1A Hendricks Avenue, Suite 354,

Jacksonville, Florida 32207

Phone: (904) 732-6100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey Parker, Chairman of the Board

ParkerVision, Inc.

4446-1A Hendricks Avenue, Suite 354

Jacksonville, Florida 32207

(904) 732-6100

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue - 11th floor

New York, NY 10174-1901

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on Form S-1 on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2023

PROSPECTUS

PARKERVISION, INC.

9,387,500 Shares of Common Stock

This prospectus relates to the resale by the selling shareholders listed under the heading “Selling Shareholders” of up to 9,387,500 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) an aggregate of 2,843,750 shares of Common Stock issued pursuant to securities purchase agreements dated November 30, 2022, December 23, 2022 and January 13, 2023, (ii) an aggregate of 6,343,750 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option on, convertible promissory notes dated January 11, 2023 and January 13, 2023 with a fixed conversion price of $0.16 per share (the “Convertible Notes”), and (iii) 200,000 shares of Common Stock issuable upon exercise of options issued as payment for services (“Options”).

We are registering these shares of Common Stock as required by the terms of a registration rights agreement between the selling shareholders and us. The registration of the shares of Common Stock offered by this prospectus does not mean that the selling shareholders will offer or sell any of these shares. The selling shareholders may offer the shares of Common Stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 18 for additional information.

We will not receive proceeds from the sale of the shares of Common Stock by the selling shareholders. To the extent the Options are exercised for cash, we will receive up to an aggregate of $42,620 in gross proceeds.  We expect to use the proceeds received from the exercise of the Options, if any, for general working capital purposes.

The selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act. We will pay the expenses of registering these shares of Common Stock, but all selling and other expenses incurred by the selling shareholders will be paid by the selling shareholders.

Our Common Stock is quoted on the OTCQB Venture Market under the ticker symbol “PRKR.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2023.

We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling shareholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions, and all other statements that are not statements of historical fact. Words such as “may,” “will,” should,” “estimates,” “plans,” “expects,” “believes,” “intends” and similar expressions may identify forward-looking statements, but the absence of such words does not mean that a statement is not forward-looking. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in “Our Company,” “Risk Factors,” and elsewhere in this prospectus and any prospectus supplements. You are cautioned not to place undue reliance on any forward-looking statements. We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

PROSPECTUS SUMMARY

This summary highlights certain selected information about us, this offering and the securities offered hereby. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our Company and this offering, we encourage you to read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes. Unless we specify otherwise, all references in this prospectus to “ParkerVision,” “we,” “our,” “us,” and “our company,” refer to ParkerVision, Inc. and its wholly-owned German subsidiary, ParkerVision GmbH.

Our Company

We were incorporated under the laws of the state of Florida on August 22, 1989. We have designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits (“ICs”) based on those technologies and we license our technologies to others for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States of America (“U.S.”) and certain foreign jurisdictions.  We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore the primary focus of our business plan is the enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.  We currently have patent enforcement actions ongoing in various U.S. district courts against mobile handset, smart television and other WiFi product providers, as well as semiconductor suppliers for the infringement of several of our RF patents.  We have made significant investments in developing and protecting our technologies, the returns on which are dependent upon the generation of future revenues for realization.  Our patent-related legal proceedings are more fully described in Note 13 to our consolidated financial statements for the year ended December 31, 2022, included elsewhere in this prospectus.

Our business address is 4446-1A Hendricks Avenue, Suite 354, Jacksonville, Florida 32207 and our telephone number is (904) 732-6100. We maintain a website at www.parkervision.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Background of the Offerings

Sale of Common Stock

From November 30, 2022 to December 23, 2022, we sold an aggregate of 2,000,000 shares of our Common Stock at a purchase price of $0.20 per share in private placement transactions with accredited investors for aggregate proceeds of $400,000.  On January 13, 2023, we sold an aggregate of 843,750 shares of our Common Stock at a purchase price of $0.16 per share in private placement transactions with accredited investors, including one of our independent directors, for aggregate proceeds of $135,000.

We entered into registration rights agreements with each of the purchasers of Common Stock. We committed to file and cause a resale registration statement to become effective within a certain amount of time following the issuance of the shares, described more fully in the section titled “The Private Placements.”  The registration rights agreements provide for liquidated damages upon the occurrence of certain events including failure by the Company to file the registration statement or cause it to become effective and remain effective by the respective deadlines. The amount of the liquidated damages is 1.0% of the aggregate subscription upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%.

Convertible Notes

From January 11, 2023 to January 13, 2023, we sold an aggregate of $700,000 in convertible notes to accredited investors (the “Notes”).  The Notes are convertible, at the holders’ option, into shares of our Common Stock at a fixed conversion price of $0.16 per share.  The Notes bear interest at a rate of 9% per annum.  Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our Common Stock, or a combination thereof. The Notes have a stated five-year maturity date; however one of the notes, with a principal balance of $500,000 provides for up to ten (10) one-year extensions of the maturity date at the holder’s option.

We entered into registration rights agreements with the purchasers of the Notes, pursuant to which we committed to file and cause a resale registration statement to become effective within a certain amount of time following the issuance of the shares, described more fully in the section titled “The Private Placements”. The registration rights agreements provide for liquidated damages upon the occurrence of certain events including failure by the Company to file the registration statement or cause it to become effective and remain effective by the respective deadlines. The amount of the liquidated damages is 1.0% of the aggregate subscription upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%.

Payment for Services

On November 22, 2022, we issued an aggregate of 200,000 options for the purchase of shares of our Common Stock at an exercise price of $0.2131 per share (the “Option”) as payment to a third-party for services valued at approximately $33,700. The Option expires on November 22, 2025.

The Offering

Common Stock being offered by the selling shareholders (1)

9,387,500 shares of Common Stock including (i) 2,843,750 shares issued pursuant to securities purchase agreements dated between November 30, 2022 and January 13, 2023, (ii) up to 6,343,750 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option, for convertible promissory notes dated January 11, 2023 and January 13, 2023 which have a fixed conversion price of $0.16 per share (the “Notes”), and (iii) up to 200,000 shares of Common Stock issuable upon exercise of options issued to a third-party as payment for services (the “Option”).

Common Stock outstanding prior to the Offering	84,522,832 shares as of March 31, 2023 (2)

Common Stock outstanding after the Offering	91,066,582 shares (3)

Terms of Offering	The selling shareholders will determine when and how they will sell the Common Stock offered hereby, as described in “Plan of Distribution” beginning on page 18.

Use of proceeds

The selling shareholders will receive all of the proceeds from the sale of the shares offered under this prospectus. We will not receive proceeds from the sale of the shares by the selling shareholders.  However, to the extent the Option is exercised for cash, we will receive up to an aggregate of $42,620 in gross proceeds. We expect to use the proceeds from the exercise of the Option, if any, for general working capital purposes.

OTCQB Symbol	PRKR

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our Common Stock.

(1)

Assumes (i) conversion of the Notes in full at their respective maturity dates at the fixed conversion price per share and assumes that interest paid through maturity will be paid in shares of Common Stock at an average price per share of $0.16, and (ii) exercise of the Option in full at an exercise price of $0.2131.

(2)

This amount includes 2,843,750 Shares issued pursuant to securities purchase agreements dated between November 30, 2022 and January 13, 2023 that are being registered hereby.  This amount does not include:

●	Up to 10.35 million shares of Common Stock issuable pursuant to the exercise of outstanding warrants;

●

Up to 35.57 million shares of Common Stock issuable upon the conversion of the outstanding principal amount of our convertible promissory notes, including the shares underlying the principal amounts of the Notes being registered hereby;

●

Up to 25.76 million shares of Common Stock issuable upon exercise of outstanding options, including the shares underlying the Option being registered hereby and including 23.31 million options that are currently exercisable and 2.45 million options that may become exercisable in the future;

●	Up to 1.69 million additional shares of Common Stock reserved for issuance upon the payment in shares of interest on outstanding convertible promissory notes; and

●	Up to 1.51 million shares of Common Stock that have been reserved for issuance in connection with future grants under our 2019 Long Term Incentive Plan.

(3)	This amount includes the estimated 6,343,750 shares issuable upon conversion of, and for the payment of interest from time to time at our option on, the Notes and the 200,000 shares issuable upon exercise of the Option.

Risk Factors

You should carefully consider the risks and uncertainties described below. The risks and uncertainties described below are not the only ones facing us.  Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations.  Our business, financial condition or results of operation could be materially adversely affected by any of these risks.  The trading price of our Common Stock could decline because of any one of these risks, and you may lose all or part of your investment.

Financial and Operating Risks

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

We have had significant losses and negative cash flows in every year since inception, and continue to have an accumulated deficit which, at December 31, 2022, was approximately $443.2 million.  Our net losses for the years ended December 31, 2022 and 2021 were approximately $9.8 million and $12.3 million, respectively.  Our independent registered public accounting firm has included in their audit opinion on our consolidated financial statements as of and for the year ended December 31, 2022, a statement with respect to substantial doubt about our ability to continue as a going concern. Note 2 to our consolidated financial statements included elsewhere in this prospectus includes a discussion regarding our liquidity and our ability to continue as a going concern.  Our consolidated financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.  The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our vendors and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

Through December 31, 2022, our technologies and products have not produced revenues sufficient to cover our operating costs.  We will continue to make expenditures on patent protection and enforcement and general operations in order to continue our current patent enforcement and licensing efforts.  Although we expect sufficient revenues from patent licensing and settlement agreements to cover our operating costs and achieve profitability in 2023, required repayments of contingent expenses and debt obligations will result in insufficient capital resources for sustainment of our operations through 2023.  If we are not able to generate sufficient capital resources, we may not be able to implement our business plan or meet our current obligations due within the twelve months after the issuance date of our consolidated financial statements and investors will suffer a loss in their investment.  This may also result in a change in our business strategies.

We will need to raise substantial additional capital in the future to fund our operations. Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses primarily from the sale of debt and equity securities, including our secured and unsecured contingent debt obligations. Our current capital resources include cash and cash equivalents of $0.1 million at December 31, 2022, and $0.8 million in proceeds from debt and equity financings in January 2023.  Our business plan will continue to require expenditures for patent protection and enforcement and general operations.  For the years ended December 31, 2022 and 2021, we used $3.0 million and $7.7 million, respectively in cash for operations which was funded primarily through the sale of convertible debt and equity securities.  Our current capital resources will not be sufficient to meet our working capital needs for the twelve months after the issuance of our consolidated financial statements and we will require additional capital to fund our operations.  Additional capital may be in the form of debt securities, the sale of equity securities, including common or preferred stock, additional litigation funding, or a combination thereof.  Failure to raise additional capital may have a material adverse impact on our ability to achieve our business objectives.

Raising additional capital by issuing debt securities or additional equity securities may result in dilution and/or impose covenants or restrictions that create operational limitations or other obligations.

We will require additional capital to fund our operations and meet our current obligations due within the twelve months after the issuance date of our consolidated financial statements. Financing, if any, may be in the form of debt or sales of equity securities, including common or preferred stock.  Debt instruments or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us and may have a material adverse impact on our ability to implement our business plan as currently formulated.  The sale of equity securities, including common or preferred stock, may result in dilution to the current stockholders’ ownership and may be limited by the number of shares we have authorized and available for issuance.

We may be obligated to repay outstanding notes at a premium upon the occurrence of an event of default.

We have $4.5 million in outstanding principal under convertible notes at December 31, 2022.  If we fail to comply with the various covenants set forth in each of the notes, including failure to pay principal or interest when due or, under certain notes, consummating a change in control, we could be in default thereunder.  Upon an event of default under each of the notes, the interest rate of the notes will increase to 12% per annum and the outstanding principal balance of the notes plus all accrued unpaid interest may be declared immediately payable by the holders.  We may not have sufficient available funds to repay the notes upon an event of default, and we cannot provide assurances that we will be able to obtain other financing at terms acceptable to us, or at all.

Our ability to utilize our tax benefits could be substantially limited if we fail to generate sufficient income or if we experience an “ownership change.”

We have cumulative net operating loss carryforwards (“NOLs”) totaling approximately $300.8 million at December 31, 2022, of which $260.1 million is subject to expiration in varying amounts from 2023 to 2037.  Our ability to fully recognize the benefits from those NOLs is dependent upon our ability to generate sufficient income prior to their expiration.  In addition, our NOL carryforwards may be limited if we experience an ownership change as defined by Section 382 of the Internal Revenue Code (“Section 382”).  In general, an ownership change under Section 382 occurs if one or more 5% shareholders increase their collective ownership of the aggregate amount of our outstanding shares by more than 50 percentage points over a relevant lookback period.  We have sold a significant number of equity securities over the relevant lookback period which increases the risk of triggering an ownership change under Section 382 from the future sale of additional equity securities.  An ownership change under Section 382 will significantly limit our ability to utilize our tax benefits.

Our litigation funding arrangements may impair our ability to obtain future financing and/or generate sufficient cash flows to support our future operations.

We have funded much of our cost of litigation through contingent financing arrangements with Brickell Key Investments LP (“Brickell”) and others and contingent fee arrangements with legal counsel.  The repayment obligation to Brickell is secured by the majority of our assets until such time that we have repaid a specified minimum return.  Furthermore, our contingent arrangements will result in reductions in the amount of net proceeds retained by us from litigation, licensing, and other patent-related activities.  The contingent fees payable to legal counsel, Brickell and others will consume all of our initial future proceeds up to specified limits and could exceed half of our proceeds thereafter depending on size and timing of proceeds, among other factors.  The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent related proceeds sufficient to offset expenses and meet our contingent payment obligations.  Failure to generate revenue or other patent-related proceeds sufficient to repay our contingent obligations may impede our ability to obtain additional financing which will have a material adverse effect on our ability to achieve our long-term business objectives.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue patent infringement litigation against third parties.  We believe this litigation, and other litigation matters that we may in the future determine to pursue, will continue to consume management and financial resources for long periods of time.  There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us or that our financial resources will not be exhausted before achieving a favorable outcome.  In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter.  Unfavorable outcomes could result in exhaustion of our financial resources and could hinder our ability to pursue licensing and/or product opportunities for our technologies in the future.  Failure to achieve favorable outcomes from one or more of our patent enforcement actions will have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property.  We believe that our patents are for entirely new technologies and that our patents are valid, enforceable, and valuable.  However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future.  For example, the Patent Trial and Appeal Board has issued a number of rulings invalidating challenged claims of certain of our patents as a result of third-party challenges filed by defendants in our patent enforcement actions.  If our patents are shown not to be as broad as currently believed or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies.  As a result, there would be an adverse impact on our financial condition and business prospects.  Furthermore, defending against challenges to our patents may give rise to material costs for defense and divert resources away from our other activities.

Our business, results of operations, and financial condition may be impacted by the ongoing coronavirus (COVID-19) outbreaks.

The global spread of COVID-19 created significant volatility and uncertainty in financial markets.  If such volatility and uncertainty persist, we may be unable to raise additional capital on terms that are acceptable to us, or at all.  Additionally, in response to the pandemic, governments and the private sector have taken a number of drastic measures to contain the spread of COVID-19.  While our employees currently have the ability and are encouraged to work remotely, such measures may have a substantial impact on employee attendance or productivity, which, along with the possibility of employees’ illness, may adversely affect our operations.

In addition, COVID-19 has negatively impacted the timing of our current patent infringement actions as a result of office closures, travel restrictions and court closures.  For example, our patent infringement trial in Orlando, Florida was delayed twice due to the impact of COVID-19.  It is possible that further delays in our cases could occur.

Although COVID-19 is currently not material to our results of operations, there is significant uncertainty relating to the potential impact of COVID-19 on our business.  The extent to which COVID-19 impacts our ongoing patent enforcement actions and our ability to obtain financing, as well as our results of operations and financial condition, generally, will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken by governments and private businesses to contain COVID-19 or treat its impact, among others.  If the disruptions posed by COVID-19 continue for an extensive period of time, our business, results of operations, and financial condition may be materially adversely affected.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents.  For instance, the U.S. has enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first-to-file” system and other changes that alter the processes for challenging issued patents.  To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies.  As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the wireless technology industry, along with shifting user needs and the introduction of competing products and services, we have historically devoted substantial resources to developing and improving our technology and introducing new product offerings.  As a result of our limited financial resources, we have ceased our research and development activities which could result in a loss of future market opportunity which could adversely affect our future revenue potential.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer.  If his services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the Company, the relationships he has garnered in both the industry in which we operate and the investment community and the key role he plays in our patent litigation strategies, the loss of his services might be seen as an impediment to the execution of our business plan.  If Mr. Parker was no longer available to the Company, investors might experience an adverse impact on their investment.

If we are unable to retain key highly skilled employees, we will not be able to execute our current business plans.

Our business is dependent on having skilled and specialized key employees to conduct our business activities.  The inability to retain these key employees would have an adverse impact on the technical support activities and the financial reporting and regulatory compliance activities that our business requires.  These activities are instrumental to the successful execution of our business plan.

Any disruptions to our information technology systems or breaches of our network security could interrupt our operations, compromise our reputation, and expose us to litigation, government enforcement actions, and costly response measures and could have a material adverse effect on our business, financial condition, and results of operations.

We rely on information technology systems, including third-party hosted servers and cloud-based servers, to keep business, financial, and corporate records, communicate internally and externally, and operate other critical functions.  If any of our internal systems or the systems of our third-party providers are compromised due to computer virus, unauthorized access, malware, and the like, then sensitive documents could be exposed or deleted, and our ability to conduct business could be impaired. Cyber incidents can result from deliberate attacks or unintentional events.  These incidents can include, but are not limited to, unauthorized access to our systems, computer viruses or other malicious code, denial of service attacks, malware, ransomware, phishing, SQL injection attacks, human error, or other events that result in security breaches or give rise to the manipulation or loss of sensitive information or assets.  Cyber incidents can be caused by various persons or groups, including disgruntled employees and vendors, activists, organized crime groups, and state-sponsored and individual hackers.  Cyber incidents can also be caused or aggravated by natural events, such as earthquakes, floods, fires, power loss, and telecommunications failures.  The risk of cybersecurity breach has generally increased as the number, intensity, and sophistication of attempted attacks from around the world has increased.  While we have cyber security procedures in place, given the evolving nature of these threats, there can be no assurance that we will not suffer material losses in the future due to cyber-attacks.

To date, we have not experienced any material losses relating to cyber-attacks, computer viruses or other systems failures.  Although we have taken steps to protect the security of data maintained in our information systems, it is possible that our security measures will not be able to prevent the systems’ improper functioning or the improper disclosure of personally identifiable information, such as in the event of cyber-attacks. In addition to operational and business consequences, if our cybersecurity is breached, we could be held liable to our customers or other parties in regulatory or other actions, and we may be exposed to reputation damages and loss of trust and business.  This could result in costly investigations and litigation, civil or criminal penalties, fines, and negative publicity.

Risks Relating to our Common Stock

Our outstanding options and warrants may affect the market price and liquidity of the common stock.

At December 31, 2022, we had 81.2 million shares of common stock outstanding and had outstanding options and warrants for the purchase of up to 34.7 million additional shares of common stock, of which approximately 33.3 million were exercisable as of December 31, 2022.  In addition, as described more fully below, holders of convertible notes may elect to receive up to 32.7 million shares of common stock upon conversion of the notes, and we may elect to pay accrued interest on the notes in shares of our common stock.  All of the shares of common stock underlying these securities are currently registered for sale to the holder or for public resale by the holder.  The amount of common stock reserved for issuance may have an adverse impact on our ability to raise capital and may affect the price and liquidity of our common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders’ ownership.

The conversion of outstanding convertible notes into shares of common stock, and the issuance of common stock by us as payment of accrued interest upon the convertible notes, could materially dilute our current stockholders.

We have an aggregate principal amount of $4.5 million in convertible notes outstanding at December 31, 2022.  The notes are convertible into shares of our common stock at fixed conversion prices, which may be less than the market price of our common stock at the time of conversion.  If the entire principal were converted into shares of common stock, we would be required to issue an aggregate of up to 32.7 million shares of common stock.  In addition, in January 2023 we issued an additional aggregate principal amount of $0.7 million in convertible notes which, if converted at the fixed conversion price, would result in the issuance of an additional 4.4 million shares of our common stock.  If we issue all of these shares, the ownership of our current stockholders will be diluted.

Further, we may elect to pay interest on the notes, at our option, in shares of common stock, at a price equal to the then-market price for our common stock.  As of December 31, 2022, we have issued approximately 3.9 million shares of common stock as in-kind interest payments on our convertible notes.  We currently do not believe that we will have the financial ability to make payments on the notes in cash when due.  Accordingly, we currently intend to make such payments in shares of our common stock to the greatest extent possible.  Such interest payments could further dilute our current stockholders.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile. Between January 1, 2021 and March 1, 2023, the reported high and low sales prices for our common stock ranged between $0.11 and $1.91 per share.  The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control.  These factors include, but are not limited to, developments in outstanding litigation, our performance and prospects, general conditions of the markets in which we compete, economic and financial conditions, and the impact of COVID-19 on global financial markets.  Such volatility could materially and adversely affect the market price of our common stock in future periods.

Our common stock is quoted on OTCQB, an over-the-counter market.  There can be no assurance that our common stock will continue to trade on the OTCQB or on another over-the-counter market or securities exchange.

Our common stock began trading on the OTCQB, an over-the-counter market, in August 2018 immediately following delisting from Nasdaq, under the symbol “PRKR”.  The over-the-counter market is a significantly more limited market than a nationally-recognized securities exchange such as Nasdaq, and the quotation of our common stock on the over-the-counter market has resulted in a less liquid market available for existing and potential stockholders to trade shares of our common stock.  Securities traded in the over-the-counter market generally have less liquidity due to factors such as the reduced number of investors that will consider investing in the securities, the reduced number of market makers in the securities, and the reduced number of securities analysts that follow such securities.  As a result, holders of shares of our common stock may find it difficult to resell their shares at prices quoted in the market or at all.  We are also subject to additional compliance requirements under applicable state laws relating to the issuance of our securities.  This could have a long-term adverse effect on our ability to raise capital, which ultimately could adversely affect the market price of our common stock.  We cannot provide any assurances as to if or when we will be in a position to relist our common stock on a nationally-recognized securities exchange.

Our common stock is classified as a “penny stock” under SEC rules, which means broker-dealers who make a market in our stock will be subject to additional compliance requirements.

Our common stock is deemed to be a "penny stock" as defined in the Securities Exchange Act of 1934 (the “Exchange Act”).  Penny stocks are stocks (i) with a price of less than five dollars per share; (ii) that are not traded on a recognized national exchange; (iii) whose prices are not quoted on an automated quotation system sponsored by a recognized national securities association; or (iv) whose issuer has net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years); or $5,000,000 (if continuous operations for less than three years); or with average revenues of less than $6,000,000 for the last three years.  The Exchange Act requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.”  Further, the Exchange Act requires broker-dealers dealing in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  These procedures require the broker-dealer to (i) obtain from the investor information concerning his, her or its financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor, and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market.  These additional procedures could also limit our ability to raise additional capital in the future.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan.  Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements.  We therefore cannot offer any assurance that our board of directors will determine to pay special or regular dividends in the future.  Accordingly, unless our board of directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment.  There can be no assurance that this appreciation will occur.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us.  For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws.  Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the Company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 17, 2005, as amended on November 20, 2015 and November 20, 2020, our board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock. The rights are attached to the shares of common stock and transfer with them. In the future, the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid.  Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the Company more costly.  The principal objective of the plan is to cause someone interested in acquiring the Company to negotiate with the board of directors rather than launch an unsolicited bid. This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction.  A negotiated transaction may not be in the best interests of the shareholders.

Sales of substantial amounts of our Common Stock by the selling shareholder, or the perception that these sales could occur, could adversely affect the price of our Common Stock.

The sale by the selling shareholders of a significant number of shares of Common Stock, or the perception in the public markets that these sales will occur, could have a material adverse effect on the market price of our Common Stock.  We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for public sale will have on the market price of our Common Stock.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the shares of Common Stock offered under this prospectus. We will not receive proceeds from the sale of the shares by the selling shareholders. However, to the extent the Option is exercised for cash, we will receive up to an aggregate of $42,620 in gross proceeds. We expect to use the proceeds from the exercise of the Option, if any, for general working capital purposes.

THE PRIVATE PLACEMENTS

Sale of Common Stock

On November 30, 2022 and December 23, 2022, we entered into securities purchase agreements with accredited investors for the sale of 2,000,000 shares of our Common Stock at a purchase price of $0.20 per share for aggregate proceeds of $400,000.  On January 11, 2023, we entered into securities purchase agreements with accredited investors, including one of our independent directors, for the sale of 843,750 shares of our Common Stock at a purchase price of $0.16 per share for aggregate proceeds of $135,000.

We also entered into registration rights agreements with the accredited investors pursuant to which we agreed to register the shares of Common Stock.  We committed to file the registration statement by April 7, 2023 and to cause the registration statement to become effective by April 30, 2023 (or, June 30, 2023 in the case of a review by the Commission).  The registration rights agreement provides for liquidated damages upon the occurrence of certain events including our failure to file the registration statement or cause it to become effective by the deadlines set forth above.  The amount of the liquidated damages is 1.0% of the aggregate subscription upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%, or an aggregate of $32,100.

Convertible Notes

On January 11, 2023, we entered into a securities purchase agreement with an accredited investor for the sale of a convertible promissory note for aggregate proceeds of $500,000 (the “First Note”).  On January 13, 2023, we entered into securities purchase agreements with accredited investors for the sale of convertible promissory notes for aggregate proceeds of $200,000 (the “Second Notes”).  The principal and unpaid interest accrued on the First Note and the Second Notes (collectively, the “Notes”) are convertible into shares of our Common Stock at a fixed conversion price of $0.16 per share.  Any unconverted outstanding principal and unpaid interest accrued on the Notes are payable in cash on the five-year anniversary of the issuance date of the notes, except that the maturity date for the First Note, may be extended by up to 10 one-year increments at the option of the holder.

At any time following the one-year anniversary of the issuance date of the Second Notes, we may prepay the then outstanding principal amount, along with any unpaid accrued interest (the “Prepayment Amount”) upon thirty days’ written notice. The holders will have the right within twenty days to convert all or a portion of the Prepayment Amount into shares of Common Stock at the fixed conversion price. Any Prepayment Amount paid in cash will include a premium of 25% prior to the two-year anniversary of the date such note was issued, 20% prior to the three-year anniversary of the date such note was issued, 15% prior to the four-year anniversary of the date such note was issued, or 10% thereafter.  The First Note does not contain a prepayment provision.

Interest of 9% per annum is payable on the Notes in quarterly installments on the 15th of January, April, July, and October each year during the five-year term of the Notes (each an “Interest Payment Date”), commencing with the first Interest Payment Date following the effective date of registration of the shares.

If the holder of the First Note elects to extend maturity date beyond the initial five-year term, the interest rate on the First Note will decrease to 2% per annum thereafter.  Interest on the Convertible Notes may be paid, at our option, subject to certain equity conditions, in either (i) cash, (ii) shares of Common Stock, or (iii) a combination of cash and shares of Common Stock. If we elect to pay accrued interest in shares of Common Stock, the price per share will be determined by the then-market price of the Common Stock, which may be less than the stated conversion price of the Convertible Notes.

The Notes provide for events of default that include (i) failure to pay principal or interest when due, (ii) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreements or notes, (iii) events of liquidation or bankruptcy, and (iv) a change in control. In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the Notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the Convertible Notes.

We also entered into registration rights agreements with the holders of the Notes pursuant to which we agreed to register the shares of Common Stock underlying the Notes.  We committed to file the registration statement by April 7, 2023 and to cause the registration statement to become effective by April 30, 2023 (or, June 30, 2023 in the case of a review by the Commission).  The registration rights agreement provides for liquidated damages upon the occurrence of certain events including our failure to file the registration statement or cause it to become effective by the deadlines set forth above.  The amount of the liquidated damages is 1.0% of the aggregate subscription upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%, or an aggregate of approximately $42,000.

Payment for Services

On November 22, 2022, we issued an aggregate of 200,000 options for the purchase of shares of our Common Stock at an exercise price of $0.2131 per share (the “Option”) to a third-party as consideration for services to be provided under a consulting agreement over a twelve-month term, valued at approximately $33,700.  The Option vests in four equal quarterly increments of 50,000 shares on November 22, 2022, February 22, 2023, May 22, 2023, and August 22, 2023.  In the event of termination of services under the agreement, any unvested portion of the Option will be forfeited and any vested portion of the Option shall remain exercisable through the Option expiration date of November 22, 2025.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale by the selling shareholders from time to time of up to an aggregate of 9,387,500 shares of Common Stock including (i) an aggregate of 2,843,750 shares of Common Stock issued pursuant to securities purchase agreements dated November 30, 2022, December 23, 2022 and January 13, 2023, (ii) an aggregate of 6,343,750 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option for the Notes, and (iii) 200,000 shares of Common Stock issuable upon exercise of the Option.

When we refer to the “selling shareholders” in this prospectus, we mean the entity listed in the table below, and each of its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of such selling shareholders’ interests in shares of our Common Stock other than through a public sale.

Other than as described in this prospectus, the selling shareholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling shareholders are broker-dealers or affiliates of a broker-dealer.

The table below presents information regarding the selling shareholders, the shares of Common Stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of Common Stock the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of Common Stock offered hereby.  The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus.  Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that all of the shares of Common Stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership Prior to	Shares Offered	Beneficial Ownership After Offering (1)
Selling Shareholder	This Offering (1)	Hereby	Shares	Percent
Lewis H. Titterton (2)	4,360,844	1,000,000	3,525,844	4.03%
Andrew Tobias (3)	4,225,736	1,406,250	3,490,736	4.13%
John F. Levy (4)	1,472,096	500,000	972,096	1.14%
GEM Partners LP (5)	8,936,770	4,531,250	8,931,770	9.99%
Steven G. Lampe (6)	3,720,469	906,250	3,095,469	3.60%
Victor Zonana	781,250	781,250	-	-
Sanford M. Litvack (7)	483,475	62,500	420,975	*
Steven Carey	350,000	200,000	150,000	*

* beneficial ownership is less than 1%

1.

The information in the table is based on information supplied to us by the selling shareholders. The percentages of ownership are calculated based on 84,522,832 shares of Common Stock outstanding as of March 31, 2023. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and generally includes shares over which the selling shareholder has voting or dispositive power, including any shares that the selling shareholder has the right to acquire within 60 days of the date of this prospectus. Beneficial ownership excludes shares underlying notes or warrants that would not be exercisable due to exercise limitations.  Unless otherwise indicated, the selling shareholders have sole voting and dispositive control over the shares of Common Stock.

2.

Mr. Titterton is a former director of ours.  Mr. Titterton’s beneficial ownership before the offering includes 2,758,077 shares underlying the convertible notes and 101,260 shares underlying currently exercisable options and warrants held by Mr. Titterton and excludes 165,000 shares underlying convertible notes due to exercise limitations.   Mr. Titterton’s beneficial ownership after the offering includes 2,923,077 shares underlying convertible notes and 101,260 shares underlying currently exercisable options and warrants held by Mr. Titterton.

3.

Mr. Tobias is the natural control person of the Forge Trust Company CFBO Andrew Tobias IRA (“Forge IRA”).  Mr. Tobias’ beneficial ownership includes 1,590,736 shares held by the Forge IRA and 1,900,000 shares held by Mr. Tobias in his individual capacity. Mr. Tobias’ beneficial ownership before the offering also includes 235,000 shares underlying the Notes being offered hereby and excludes 390,000 shares underlying the Notes being offered hereby due to exercise limitations.

4.	Mr. Levy’s beneficial ownership before and after the offering includes 769,231 shares underlying convertible notes and 58,140 shares underlying warrants held by Mr. Levy.

5.

GEM Investment Advisors, LLC (“GEM Advisors”) is the general partner of GEM Partners LP (“GEM”). Mr. Daniel Lewis is the controlling person of GEM Advisors. GEM Advisors and Mr. Lewis have shared voting and dispositive power. Beneficial ownership before and after the offering includes (i) 6,600 shares held by Mr. Lewis and (ii) 3,998,246 shares held by GEM.  Beneficial ownership before the offering also includes 4,931,924 shares underlying convertible notes held by GEM and excludes 7,520,000 shares underlying convertible notes held by GEM, including 3,125,000 shares underlying the Notes being offered hereby due to exercise limitations. Beneficial ownership after the offering includes 4,926,924 shares underlying convertible notes held by GEM and excludes 4,400,000 shares underlying convertible notes held by GEM due to exercise limitations.

6.

Mr. Lampe’s beneficial ownership before the offering includes 1,994,231 shares underlying convertible notes including 625,000 shares underlying Notes being offered hereby and 77,520 shares underlying currently exercisable warrants held by Mr. Lampe.  Mr. Lampe’s beneficial ownership after the offering includes 1,369,231 shares underlying convertible notes and 77,520 shares underlying currently exercisable warrants held by Mr. Lampe.

7.

Mr. Litvack’s beneficial ownership before and after the offering includes 192,308 shares underlying convertible notes and 225,000 shares underlying currently exercisable options and excludes 675,000 shares underlying options that may become exercisable in the future.  Mr. Litvack has been a director of the Company since October 2022.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of Common Stock covered hereby on the principal trading market for the Common Stock or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

●	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker‑dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Further, because our Common Stock is classified as a “penny stock,” broker-dealers who make a market in our Common Stock will be subject to additional sales practice requirements for selling our Common Stock to persons other than established customers and accredited investors.  For instance, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale.

The selling shareholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.  In addition, the selling shareholders may transfer the shares of Common Stock by other means not described in this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and therefore will be required to comply with the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.  Additionally, if the selling shareholders and/or their broker-dealers or agents are deemed to be underwriters, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.  We have also agreed to provide indemnification and contribution to the selling shareholders against certain civil liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner of sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirements under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect.  The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to our Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Listing

Our Common Stock is quoted on the OTCQB Venture Market under the symbol "PRKR".

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary only and is qualified by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included herewith as Exhibits 3.1 through 3.10, respectively.

Common Stock

We are authorized to issue up to 175,000,000 shares of Common Stock, $0.01 par value per share. As of March 31, 2023, there were 84,522,832 shares of our Common Stock outstanding.  Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders and may not cumulate votes for the election of directors.  Common shareholders have the right to receive dividends when, as, and if declared by the Board from funds legally available therefore.  Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

Shareholder Protection Rights Plan

We have a Shareholder Protection Rights Agreement (“Rights Agreement”), originally adopted on November 21, 2005 and amended on November 20, 2015 and November 20, 2020, pursuant to which we issued, on November 29, 2005, as a dividend, one right to acquire a fraction of a share of Series E Preferred Stock for each then outstanding share of Common Stock. Each share of Common Stock issued by us after such date also has included, and any subsequent shares of Common Stock issued by us prior to the Separation Time (as defined in the Rights Agreement) will include, an attached right.  The following description of the Rights Agreement, and any description of the Rights Agreement included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by, reference to the terms and provisions of the Rights Agreement.

The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our Board rather than launch an unsolicited or hostile bid.  The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution.

The rights initially are not exercisable and trade with our Common Stock. In the future, the rights may become exercisable with various provisions that may discourage a takeover bid. If a potential acquirer initiates a takeover bid or becomes the beneficial owner of 15% or more of our Common Stock, the rights will separate from the Common Stock. Upon separation, the holders of the rights may exercise their rights at an exercise price of $8.54 per right (the “Exercise Price”), subject to adjustment and payable in cash.  Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer.  The “flip-in” provision provides that, in the event a potential acquirer acquires 15% or more of the outstanding shares of our Common Stock, upon payment of the exercise price, the holders of the rights will receive from us that number of shares of Common Stock having an aggregate market price equal to twice the Exercise Price, as adjusted.  The “flip-over” provision allows the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, with an aggregate market price equal to twice the Exercise Price.

We have the right to substitute for any of our shares of Common Stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one thousandth of a share of Series E Preferred Stock for each share of Common Stock.  Currently, there are no Series E preferred shares outstanding.

The rights may be redeemed upon approval of the Board at a redemption price of $0.01 per right.  The Rights Agreement expires on November 20, 2023.

Classified Board; Director Nominations; Special Meetings

Our Board is divided into three classes, with only one class of directors elected at each annual meeting, and our shareholders may remove our directors only for cause. Nominations for our Board may be made by our Board or by any holder of Common Stock. A shareholder entitled to vote for the election of directors may nominate a person for election as director only if the shareholder provides written notice of his nomination to our secretary not later than 120 days in advance of the same day and month that our proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders or, if no annual meeting was held in the previous year, then by the end of the fiscal year to which the annual meeting in which the nomination will be made relates. A special meeting of our shareholders may be called only by our Board or our chief executive officer. These provisions and the Board’s right to issue shares of our preferred stock from time to time, in one or more classes or series without shareholder approval, are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by our Board. These provisions are also intended to discourage some tactics that may be used in proxy fights.

MARKET PRICE OF OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB, an over-the-counter market, under the ticker symbol “PRKR”.  Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Holders

As of March 31, 2023, we had approximately 82 holders of record and we believe there are approximately 6,850 beneficial holders of our common stock.

Dividends

We do not currently pay dividends on our Common Stock and intend to retain our cash and future earnings, if any, to fund our business plan.  The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition.  The payment of any dividends will be within the discretion of our board of directors.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and notes to those statements included elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Please see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Executive Overview

We are in the business of innovating fundamental wireless technologies and products. We have designed and developed proprietary RF technologies and integrated circuits based on those technologies, and we license our technologies to others for use in wireless communication products. We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the U.S. and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan primarily consists of enforcement of our intellectual property rights through patent licensing efforts and infringement litigation. We currently have patent enforcement actions ongoing in various U.S. district courts against mobile handset, smart television and other WiFi product providers, as well as semiconductor suppliers for the infringement of a number of our RF patents. We have made significant investments in developing and protecting our technologies, the returns on which are dependent upon the generation of future revenues for realization.

We continue to aggressively pursue licensing opportunities with wireless communications companies that make, use or sell semiconductors and/or products that incorporate RF.  We believe there are a number of wireless communications companies that can benefit from the use of the RF technologies we have developed, whether through a license or, in certain cases, a joint product venture that may include licensing rights.  Our licensing efforts to date have required litigation in order to enforce and/or defend our intellectual property rights.  Since 2011, we have been involved in patent infringement litigation against Qualcomm and subsequently others for the unauthorized use of our technology.  Refer to Note 13 to our consolidated financial statements included elsewhere in this prospectus for a complete discussion of our legal proceedings.  We have expended significant resources since 2011 and incurred significant debt for the enforcement and defense of our intellectual property rights.

Recent Developments

Debt and Equity Financing

In January 2023, we received aggregate proceeds of approximately $0.7 million from the sale of convertible notes to accredited investors.  The notes are convertible, at the holders' option, into shares of our common stock at a fixed conversion price of $0.16 per share and bear interest at a stated rate of 9% per annum.  In addition, in January 2023, we received aggregate proceeds of approximately $0.14 million from the sale of common stock to accredited investors at a price of $0.16 per share.  We entered into registration rights agreements with the investors pursuant to which we will register the shares.  Refer to Note 18 to our consolidated financial statements included elsewhere in this prospectus for a complete discussion of these financing transactions.

Legal Proceedings

In February 2023, we entered into a confidential patent license and settlement agreement and in March 2023, we received a payment of $25 million with respect thereto.

In February 2023, we dismissed our two patent enforcement actions against Intel Corporation.

Refer to Note 13 to our consolidated financial statements included elsewhere in this prospectus for a complete discussion of our patent enforcement proceedings.

Liquidity and Capital Resources

We have incurred significant losses from operations and negative cash flows in every year since inception, largely as a result of our significant investments in developing advanced technologies and protecting our intellectual property.  We have utilized the proceeds from sales of debt and equity securities and contingent funding arrangements with third parties to fund our operations, including the cost of litigation to enforce our intellectual property rights.

For the year ended December 31, 2022, we incurred a net loss of approximately $9.8 million and negative cash flows from operations of approximately $3.0 million.  At December 31, 2022, we had cash and cash equivalents of approximately $0.1 million and an accumulated deficit of approximately $443.2 million.  Additionally, a significant amount of future proceeds that we may receive from our patent enforcement and licensing programs will first be utilized to repay borrowings, legal fees, and litigation expenses under our contingent funding arrangements.  Our independent registered public accounting firm has included in their audit report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a discussion of our liquidity and our ability to continue as a going concern.

We used cash for operations of approximately $3.0 million and $7.7 million for the years ended December 31, 2022 and 2021, respectively. The decrease in cash used for operations from 2021 to 2022 is primarily due to the use of approximately $3.9 million in cash for the reduction of accounts payable and accrued expenses during the year ended December 31, 2021, as compared to a $0.4 million increase in accounts payable and accrued expenses during the year ended December 31, 2022.  The reduction in accounts payable during the year ended December 31, 2021 is primarily the result of a $3.0 million payment to a law firm in settlement of our outstanding fees and expenses and in exchange for an agreed-upon reduction in potential success fees payable to the firm from future patent-related proceeds.

For the year ended December 31, 2022, we received aggregate net proceeds from the sale of debt and equity securities, including the exercise of outstanding options and warrants, of approximately $2.1 million compared to approximately $7.2 million in proceeds received for the year ended December 31, 2021.  We repaid approximately $0.1 million in debt obligations during each of the years ended December 31, 2022 and 2021.

Significant portions of our litigation costs to date have been funded by contingent payment arrangements with legal counsel.  Fee discounts offered by legal counsel in exchange for contingent payments upon successful outcome in our litigation are not recognized in expense until such time that the related proceeds on which the contingent fees are payable are considered probable.  Contingent fees vary based on each firm’s specific fee agreement.  We currently have contingent fee arrangements in place for all of our active cases. In addition to our contingent fee agreements with legal counsel, we have secured and unsecured contingent payment obligations to litigation funders that have priority payments due from patent-related proceeds as discussed more fully under “Financial Condition - Contingent Payment Obligations” below.

In March 2023, we received $25.0 million in proceeds from a patent license and settlement agreement.  These proceeds are expected to be used entirely for the payment of contingent legal fees and expenses and the repayment of principal on our secured contingent debt obligation and therefore our ability to meet our short-term liquidity needs is dependent upon one or more of (i) our ability to successfully negotiate future licensing agreements and/or settlements relating to the use of our technologies by others in excess of our contingent payment obligations to Brickell and legal counsel; and/or (ii) our ability to raise additional capital from the sale of debt or equity securities or other financing arrangements.  We are currently in discussions with Brickell regarding restructuring of our contingent payment obligation, including additional new funds.  There can be no assurance that a favorable restructuring of our Brickell obligation will be achieved at all, or in a manner that provides significant future benefit to us.

Based on our current outstanding legal proceedings, funding arrangements and contingent payment arrangements, we estimate that up to 100% of our initial future proceeds will be used to repay contingent payment arrangements at least until the outstanding principal under our secured contingent payment obligation has been repaid.  After repayment of principal, we estimate that approximately 75% of future proceeds could be payable to others until such time that minimum returns have been achieved, depending on the proceeding and the nature, amount and timing of proceeds, among other factors.

Patent enforcement litigation is costly and time-consuming, and the outcome is difficult to predict.  We expect to continue to invest in the support of our patent enforcement and licensing programs.  We expect that cash flows generated from proceeds received from patent enforcement actions and/or technology licenses in 2023, after deduction of contingent payment obligations, may not be sufficient to cover our operating expenses.  In the event we do not generate revenues, or other patent-related proceeds, sufficient to cover our operational costs and contingent repayment obligations, we will be required to raise additional working capital through the sale of debt or equity securities or other financing arrangements.

The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent-related proceeds sufficient to offset expenses and meet our contingent payment obligations and other long-term debt repayment obligations.  Failure to generate sufficient revenues, raise additional capital through debt or equity financings, and/or reduce operating costs could have a material adverse effect on our ability to meet our short and long-term liquidity needs and achieve our intended long-term business objectives.

Financial Condition

Intangible Assets

We consider our intellectual property, including patents, patent applications, trademarks, copyrights, and trade secrets to be significant to our business.  Our intangible assets are pledged as security for our secured contingent payment obligation with Brickell.  The net book value of our intangible assets was approximately $1.4 million and $1.8 million as of December 31, 2022 and 2021, respectively.  The cost basis for our intangible assets represents capitalized legal costs and agency filing fees for securing intellectual property protection and does not include the costs expended in developing the underlying intellectual property.  The cost of our intangible assets is amortized using the straight-line method over their estimated period of benefit, generally fifteen to twenty years.  The decrease in the carrying value of our intangible assets is primarily the result of $0.3 million in patent amortization expense recognized in 2022 as our portfolio matures.  Management evaluates the recoverability of intangible assets periodically and considers events or circumstances that may warrant revised estimates of useful lives or that may indicate impairment exists.  As part of our ongoing patent maintenance program, we may, from time to time, abandon a particular patent if we determine fees to maintain the patent exceed its expected recoverability.  For the years ended December 31, 2022 and 2021, we incurred losses of approximately $0.1 million and $0.03 million, respectively, for the write-off of specific patent assets.  These losses are included in operating expenses in the accompanying consolidated statements of comprehensive loss included elsewhere in this prospectus.

Contingent Payment Obligations

We have secured and unsecured contingent payment obligations recorded at an aggregate estimated fair value of $45.8 million and $43.1 million as of December 31, 2022 and 2021, respectively.  These repayment obligations are contingent upon receipt of proceeds from patent enforcement and other patent monetization actions.  As a result, we have elected to account for these contingent payment obligations at their estimated fair values which are subject to significant estimates and assumptions as discussed in “Critical Accounting Policies” below.  Refer to Note 11 to our consolidated financial statements included elsewhere in this prospectus for a discussion of the fair value measurement of our contingent payment obligations.

Our secured contingent payment obligation is payable to Brickell as a result of $18 million in borrowings under a 2016 funding agreement, as amended from time to time.  As of December 31, 2022, we have repaid Brickell an aggregate of $3.3 million to date under this agreement. The contingent payment obligation to Brickell is recorded at its estimated fair market value of $40.7 million at December 31, 2022, an increase of $3.3 million or 9% from the estimated fair market value at December 31, 2021.  Brickell is entitled to a priority, prorated payment of up to 100% of proceeds received by us from funded patent-related actions up to a specified minimum return.  Brickell’s minimum return is determined as a multiple of the outstanding funded amount that increases over time.  The estimated aggregate minimum return due to Brickell if repaid in full at December 31, 2022 is approximately $56.9 million, an increase of approximately $8.1 million, or 16.6%, from the minimum return that would have been due to Brickell as of December 31, 2021.

In addition, in 2020 and 2021, we incurred unsecured contingent payment obligations in connection with various funding arrangements.  These contingent payment obligations are payable from our share of patent-related proceeds after satisfaction of our obligation to Brickell and payment of contingent fees to legal counsel.  These unsecured contingent payment obligations are recorded at an aggregate estimated fair value of $5.1 million at December 31, 2022, representing a decrease of $0.6 million from the estimated fair market value at December 31, 2021.  This decrease is primarily the result of the sharp increase in the risk-free interest rate used in the calculation as a result of the Federal Reserve ending bond purchases and implementing multiple rate increases during 2022.  The maximum payment obligation for our unsecured contingent payment obligations is 10.8 million at December 31, 2022.

See “Change in Fair Value of Contingent Obligations” included in “Results of Operations” below for a discussion of the changes in the estimated fair values of our secured and unsecured contingent payment obligations.

Note Payable

As of December 31, 2022, we have a $0.6 million unsecured note payable to Sterne, Kessler, Goldstein, & Fox, PLLC (“SKGF”), a related party.  We are obligated to make principal and interest payments totaling $0.16 million in 2023 under this note.  The note calls for monthly payments of $12,500 through March 2027 with a final payment of approximately $0.02 million in April 2027.  Failure to comply with the payment terms of this note constitutes an event of default which, if uncured, will result in the entire unpaid principal balance of the note and any unpaid, accrued interest to become immediately due and payable.  In addition, an event of default results in an increase in the interest rate under the notes to a default rate of 12% per annum.  Notes payable are discussed more fully in Note 8 to our consolidated financial statements included elsewhere in this prospectus.

Convertible Notes

As of December 31, 2022, we have $4.5 million in notes that are convertible, at the holders’ option, into shares of our common stock at fixed conversion prices ranging from $0.08 to $0.57 per share.  These notes mature at varying dates from September 2023 to August 2027.  The majority of the notes bear interest at a stated rate of 8%, payable quarterly.  We have the option, subject to certain conditions, to pay the quarterly interest in-kind with shares of our common stock based on market price at the interest payment date.  To date, all of the interest payments under these convertible notes have been paid in-kind and we anticipate that future payments of interest will also be paid in-kind. The notes provide for events of default that include failure to pay principal or interest when due, breach of any of the representations made by us, events of liquidation or bankruptcy, and a change in control.  In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then-outstanding notes.  Our convertible notes payable are more fully discussed in Note 9 to our consolidated financial statements included elsewhere in this prospectus.

Deferred Tax Assets and Related Valuation Allowance

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized.  As of December 31, 2022, we had net deferred tax assets of approximately $90.5 million, primarily related to our NOL carryforwards, which were fully offset by a valuation allowance due to the uncertainty related to realization of these assets through future taxable income.  In addition, our ability to benefit from our NOL and other tax credit carryforwards could be limited under Section 382 as more fully discussed in “Risk Factors” and in Note 12 to our consolidated financial statements included elsewhere in this prospectus.

Results of Operations for Each of the Years Ended December 31, 2022 and 2021

Revenues and Gross Margins

Licensing revenue was $0.93 million and $0.14 for the years ended December 31, 2022 and December 31, 2021, respectively.  Our licensing revenue is from patent licensing and settlement agreements resulting from settlement of patent enforcement actions filed by us. To date, all of our license and settlement agreements have consisted of a one-time, lump sum payment with no recurring future revenue.  We recognized revenue from each contract when the parties’ performance obligations were met.  Cost of sales related to the licensing revenue consists of amortization expense related to the patents covered under the license agreements.  Our licensing revenue is expected to vary based on the market size of the licensee and the specific terms of the license and settlement agreement.

Our licensing proceeds in both 2022 and 2021 were used fully to pay contingent out-of-pocket expenses incurred by our litigation counsel to support our patent enforcement program in the aggregate.  As a result of the recognition of these contingent expenses in accordance with our contingent fee agreements, the proceeds did not have an impact on our cash flows.  These contingent out-of-pocket expenses, which are recognized in the same period as the corresponding revenue, are included in selling, general and administrative expenses.

In March 2023, we received $25.0 million from a patent licensing and settlement agreement reached in February 2023.  We anticipate additional revenue to result from our licensing and patent enforcement actions although the amount and timing is highly unpredictable and there can be no assurance that we will achieve our anticipated results.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist primarily of executive, director, technical support, and finance and administrative personnel costs, including share-based compensation, costs incurred for insurance, shareholder relations and outside legal and professional services, including litigation expenses, and amortization and maintenance expenses related to our patent assets.

Our selling, general and administrative expenses were approximately $7.8 million for the year ended December 31, 2022, as compared to approximately $8.1 million for the year ended December 31, 2021, representing a decrease of approximately $0.3 million or 4%.  This decrease results primarily from a decrease in share-based compensation of $0.2 million attributed to nonqualified stock options and restricted stock units becoming fully vested during the year ended December 31, 2022.  We recognized approximately $0.93 and $0.14 million in contingent litigation expenses resulting from patent license and settlement arrangements for the years ended December 31, 2022 and December 31, 2021, respectively.  The increase in contingent litigation expenses from 2021 to 2022 is a direct result of the increase in licensing revenue and was offset by a decrease in non-contingent litigation expenses from 2021 to 2022, primarily as a result of a decrease in non-contingent litigation expenses incurred in connection with the Qualcomm action that is currently on appeal.

Change in Fair Value of Contingent Payment Obligations

We have elected to measure our secured and unsecured contingent payment obligations at fair value which is based on significant unobservable inputs.  We estimated the fair value of our secured contingent payment obligations using a probability-weighted income approach based on the estimated present value of projected future cash outflows using a risk-adjusted discount rate.  Increases or decreases in the significant unobservable inputs could result in significant increases or decreases in fair value.

For the year ended December 31, 2022, we recorded an increase in the aggregate fair value of our secured and unsecured contingent payment obligations of approximately $2.7 million.  The majority of the change in fair value is attributable to the passage of time leading to increased returns due to Brickell and are partially offset by an increase in the risk-free interest rate used in the calculation as a result of the Federal Reserve ending bond purchases and implementing multiple rate increases during 2022.

Critical Accounting Policies

We believe that the following are critical accounting policies and estimates that significantly impact the preparation of our consolidated financial statements:

Contingent Payment Obligations

We have accounted for our secured and unsecured contingent payment obligations as long-term debt. Our repayment obligations are contingent upon the receipt of proceeds from patent enforcement or other patent monetization actions. We have elected to measure our contingent payment obligations at their estimated fair values based on the variable and contingent nature of the repayment provisions.  We have determined that the fair value of our secured and unsecured contingent payment obligations falls within Level 3 in the fair value hierarchy, which involves significant estimates and assumptions including projected future patent-related proceeds and the risk-adjusted rate for discounting future cash flows.  Actual results could differ from the estimates made.  Changes in fair value, including the component related to imputed interest, are included in the consolidated statements of comprehensive loss under the heading “Change in fair value of contingent payment obligations.”  Refer to Note 11 to our consolidated financial statements included elsewhere in this prospectus for a discussion of the significant estimates and assumptions used in estimating the fair value of our contingent payment obligations.

Accounting for Share-Based Compensation

We calculate the fair value of share-based equity awards, including restricted stock, stock options and restricted stock units (“RSUs”), on the date of grant and recognize the calculated fair value as compensation expense over the requisite service periods of the related awards.  The fair value of stock option awards is determined using the Black-Scholes option valuation model that requires the use of highly subjective assumptions and estimates including how long the holder will retain their stock options before exercising them and the volatility of our common stock price over the expected life of the equity award.  Changes in these subjective assumptions can materially affect the estimate of fair value of share-based compensation and consequently, the related amount recognized as expense in the consolidated statements of comprehensive loss.

New Accounting Pronouncements

We adopted Accounting Standards Update (“ASU”) 2020-06, "Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity" as of January 1, 2021.  ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.  Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features.  The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception.  The ASU also simplifies the diluted earnings per share calculation in certain areas. For smaller reporting companies, the ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020.  The ASU provides for a modified retrospective method of adoption whereby the guidance is applied to transactions outstanding at the beginning of the fiscal year of adoption with the cumulative effect of the change being recorded as an adjustment to beginning retained earnings. Adoption of ASU 2020-06 resulted in an increase to our long-term debt of approximately $0.8 million, a decrease in additional paid-in-capital of approximately $1.1 million and an adjustment to our beginning accumulated deficit of $0.3 million resulting from the elimination of the previously recognized beneficial conversion feature as a debt discount.

Off-Balance Sheet Transactions

As of December 31, 2022, we had outstanding warrants to purchase 10.3 million shares of our common stock. The estimated grant date fair value of these warrants of approximately $3.2 million is included in shareholders’ deficit in our consolidated balance sheet for the year ended December 31, 2022.  The outstanding warrants have an average exercise price of $0.75 per share and a weighted average remaining life of approximately 2.1 years.

DESCRIPTION OF BUSINESS

We are in the business of innovating fundamental wireless technologies and products. We have designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits for use in wireless communication products.

We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States of America (“U.S.”) and certain foreign jurisdictions. We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore the primary focus of our current business plan is the enforcement of our intellectual property rights through licensing efforts and patent infringement litigation.

We currently have patent enforcement actions ongoing in various U.S. district courts against mobile handset, smart television and other WiFi product providers, as well as semiconductor suppliers for the infringement of several of our RF patents. We have made significant investments in developing and protecting our technologies, the returns on which are dependent upon the generation of future revenues for realization.

We spent the majority of 2021 and 2022 supporting our current patent enforcement actions.  Beginning in 2020, we filed several patent enforcement cases in the Western District of Texas and, through 2022, we had entered into three patent license and settlement agreements with defendants, resulting in the dismissal of four pending actions.  In February 2023, we entered into another patent license and settlement agreement and dismissed two additional actions.  We currently have five enforcement actions pending in Texas against four separate foreign defendants.

Additionally, we had two patent enforcement cases pending against Qualcomm in the Middle District of Florida.  In March 2022, the district court in one of those cases granted Qualcomm's motion for summary judgment ruling that Qualcomm does not infringe the three patents in the case.  We have an appeal pending at the Federal Circuit which is expected to be decided in 2023.  The second case which is pending against Qualcomm and Apple has been stayed pending the outcome of the first case.  We also have a patent enforcement action against LG in the District of New Jersey that is stayed pending resolution of the Qualcomm and Apple case in Florida.  See “Legal Proceedings” in Note 13 to our consolidated financial statements included elsewhere in this prospectus for a detailed description of our various patent enforcement actions.

A significant portion of our litigation costs have been funded under a secured contingent payment arrangement with Brickell Key Investments, LP (“Brickell”), contingent arrangements with legal counsel, and various debt and equity financings. See “Liquidity and Capital Resources” included elsewhere in this prospectus for a full discussion of our litigation funding arrangements and our equity and debt financings.

Products and Licenses

Since 2019, we have not offered any products for sale, but rather focused exclusively on our patent enforcement and licensing efforts. As of December 31, 2022, we had four licensees for our technologies, including one licensee added in 2022.  All of our license agreements resulted from settlement of patent enforcement actions initiated by us.  Our patent license and settlement agreements typically include a one-time, up-front payment to cover past and future use of our technologies, with no future recurring revenue.  See “Revenue” in Note 3 to our consolidated financial statements included elsewhere in this prospectus for additional details.

RF Technologies

Our RF technologies enable highly accurate transmission and reception of RF carriers at low power consumption, thereby enabling extended battery life, and certain size, cost, performance, and packaging advantages.  We believe the most significant hurdle to the licensing and/or sale of our technologies and related products is the widespread use of certain of our technologies in infringing products produced by companies with significantly greater financial, technical, sales, and marketing resources. We believe we can secure licensing agreements with unauthorized current users of one or more of our technologies based on a solid and defensible patent portfolio and the advantages enabled by our unique patent-protected technologies.

Patents and Trademarks

We consider our intellectual property, including patents, patent applications, trademarks, and trade secrets to be significant to our business plan. We have a program to file applications for and obtain patents, copyrights, and trademarks in the U.S. and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products.  As of December 31, 2022, we had approximately 60 active U.S. and foreign patents related to our RF technologies.  In addition, we have a number of recently expired patents that we believe continue to have significant economic value as a result of our ability to assert past damages in our patent enforcement actions.  We estimate the economic lives of our patents to be the shorter of fifteen years from issuance or twenty years from the earliest application date.  Our current portfolio of issued patents have expirations ranging from 2023 to 2036.

Employees

As of December 31, 2022, we had seven full-time employees and one part-time employee.  We also outsource certain specialty services, such as information technology and public relations, and utilize contract staff and third-party consultants from time to time to supplement our workforce.  Our employees are not represented by any collective bargaining agreements and we consider our employee relations to be satisfactory.

Following the COVID-19 pandemic, we have reverted to fully remote worksites for all of our employees.  Our management, with the oversight of our board of directors, monitors the hiring, retention, and management of our employees.

Available Information and Access to Reports

We file annual reports on Forms 10-K, quarterly reports on Forms 10-Q, proxy statements and other reports, including any amendments thereto, electronically with the SEC. The SEC maintains an Internet site (http://www.sec.gov) where these reports may be obtained at no charge.  We also make copies of these reports available, free of charge through our website (http://www.parkervision.com) via the link “SEC filings” as soon as practicable after filing or furnishing such materials with the SEC.

Properties

Since November 2020, we have operated in a fully remote worksite environment for all of our employees.  We believe a remote work environment is currently suitable for the conduct of our business.  We ceased use of our 7,000 square foot leased facility in Lake Mary, Florida in 2018 and secured a sublease tenant in 2021 for the duration of the lease term through November 2022.  Refer to Note 7 to our consolidated financial statements included elsewhere in this prospectus for information regarding our outstanding lease obligations.

Legal Proceedings

We are a party to a number of patent enforcement actions initiated by us against others for the infringement of our technologies, as well as proceedings brought by others against us in an attempt to invalidate certain of our patent claims.  These patent-related proceedings are more fully described in Note 13 to our consolidated financial statements included elsewhere in this prospectus.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Our Board is divided into three classes with only one class of directors typically being elected in each year and each class serving a three-year term.  In October 2022, our Board approved an increase in the size of our Board from four to five members.  Effective the same date, the Board appointed Mr. Sanford M. Litvack to fill the newly created vacancy.  Mr. Litvack will be included in director nominees for approval by a vote of our shareholders at our 2023 annual meeting.  Our current directors, including their backgrounds and qualifications are as follows:

Name	Age	Position with the Company
Sanford M. Litvack	86	Class I Director, Audit Committee Member
Jeffrey L. Parker	66	Class I Director, Chairman of the Board and Chief Executive Officer
Frank N. Newman	80	Class II Director, Audit Committee Member
Paul A. Rosenbaum	80	Class III Director, Audit Committee Chair
Robert G. Sterne	71	Class III Director

Sanford M. Litvack

Sanford Litvack has been a director of ours and a member of our audit committee since October 2022.  Mr. Litvack has been a partner with Chaffetz Lindsey LLP since 2019 and served as partner at various other law firms from 2001 to 2019.  Mr. Litvack served as Assistant Attorney General in charge of the Antitrust Division of the Department of Justice and was selected by President George W. Bush to serve as a member of the Antitrust Modernization Commission.  Mr. Litvack spent a decade at the Walt Disney Company from 1991 to 2001, holding various roles from general counsel to chief of corporate operations and vice chairman of the board of directors.  He is also a former director of Hewlett Packard.  Mr. Litvack has served on the board of directors for L Catterton Asia Acquisition Corp., a special purpose acquisition company, since August 2022.  Mr. Litvack brings substantial knowledge of corporate and legal matters including a broad corporate litigation background, handling a wide array of complex matters, including patent and intellectual property issues.

Jeffrey L. Parker

Jeffrey Parker has been the Chairman of our Board and our Chief Executive Officer since our inception in August 1989 and was our president from April 1993 to June 1998.  From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research, development, manufacturing, and sales and marketing for the heating, ventilation and air conditioning industry.  Mr. Parker is a named inventor on 31 U.S. patents.  Among other qualifications, as Chief Executive Officer, Mr. Parker has relevant insight into our operations, our industry, and related risks as well as experience bringing disruptive technologies to market.

Frank N. Newman

Frank Newman has been a director of ours since December 2016 and a member of our audit committee since April 2020.  Mr. Newman has been the chief executive officer and co-founder of PathGuard, Inc. (or its predecessors), a company offering hardware-based cybersecurity, since 2015.  From 2011 until December 2018, Mr. Newman served as chairman of Promontory Financial Group China Ltd., an advisory group for financial institutions and corporations in China. From 2005 to 2010, he served as chairman and chief executive officer of Shenzhen Development Bank, a national bank in China.  Prior to 2005, Mr. Newman served as chairman, president, and chief executive officer of Bankers Trust and chief financial officer of Bank of America and Wells Fargo Bank.  Mr. Newman served as Deputy Secretary of the U.S. Treasury from 1994 to 1995 and as Under Secretary of Domestic Finance from 1993 to 1994.  He has authored two books and several articles on economic matters, published in the U.S., mainland China, and Hong Kong.  Mr. Newman has served as director of Aspirational Consumer Lifestyle Corp (NYSE: ASPL), a special purpose acquisition company, since September 2020 and as director of L Catterton Asia Acquisition Copr., another special purpose acquisition company, since March 2021.  He also serves as audit committee chair and a member of the compensation committee and nominating and corporate governance committees for ASPL.  Mr. Newman has previously served as a director for major public companies in the U.S., United Kingdom, and China, and as a member of the Board of Trustees of Carnegie Hall.  He earned his BA, magna cum laude, in economics at Harvard.  Mr. Newman brings a substantial knowledge of international banking and business relationships to the Board.  His financial background adds an important expertise to the Board with regard to financing future business opportunities.

Paul A. Rosenbaum

Paul A. Rosenbaum has been a director of ours since December 2016 and a member of our audit committee since September 2018.  Mr. Rosenbaum has extensive experience as a director and executive officer for both public and private companies in a number of industries.  Since 1994, Mr. Rosenbaum has served as chief executive of SWR Corporation, a privately-held corporation that designs, sells, and markets specialty industrial chemicals.  In September 2017, Mr. Rosenbaum was appointed to the Board of Commissioners for the Oregon Liquor Control Commission and has served as chairman since March 2018. Since 2009, Mr. Rosenbaum has been a member of the Providence St. Vincent Medical Foundation Council of Trustees, and previously served as president of the Council.  In addition, from September 2000 until June 2009, Mr. Rosenbaum served as chairman and chief executive officer of Rentrak Corporation (“Rentrak”), a Nasdaq publicly traded company that provides transactional media measurement and analytical services to the entertainment and media industry.  From June 2009 until July 2011, Mr. Rosenbaum served in a non-executive capacity as chairman of Rentrak. From 2007 until 2016, Mr. Rosenbaum served on the Board of Commissioners for the Port of Portland, including as vice chairman from 2012 to 2016.  Mr. Rosenbaum was chief partner in the Rosenbaum Law Center from 1978 to 2000 and served in the Michigan Legislature from 1972 to 1978, during which time he chaired the Michigan House Judiciary Committee, was legal counsel to the Speaker of the House of the state of Michigan and wrote and sponsored the Michigan Administrative Procedures Act.  Additionally, Mr. Rosenbaum served on the National Conference of Commissioners on Uniform State Laws, as vice chairman of the Criminal Justice and Consumer Affairs Committee of the National Conference of State Legislatures, and on a committee of the Michigan Supreme Court responsible for reviewing local court rules.  Among other qualifications, Mr. Rosenbaum has extensive experience as a director and executive officer of a publicly held corporation and has relevant insights into operations and our litigation strategies.

Robert G. Sterne

Robert Sterne has been a director of ours since September 2006 and also served as a director of ours from February 2000 to June 2003.  Since 1978, Mr. Sterne has been a partner of the law firm of Sterne, Kessler, Goldstein & Fox PLLC, specializing in patent and other intellectual property law.  Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys.  Mr. Sterne has co-authored numerous publications related to patent litigation strategies.  He has received multiple awards for contributions to intellectual property law including Law 360’s 2016 Top 25 Icons of IP and the Financial Times 2015 Top 10 Legal Innovators in North America.  Among other qualifications, Mr. Sterne has an in-depth knowledge of our intellectual property portfolio and patent strategies and is considered a leader in best practices and board responsibilities concerning intellectual property.

Director Independence

We follow the rules of Nasdaq in determining if a director is independent.  The Board also consults with our counsel to ensure that the Board’s determination is consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.  The Board has affirmatively determined that Messrs. Litvack, Newman, Rosenbaum, and Sterne are independent directors.

Information About Our Executive Officers

Our current executive officers are as follows:

Name	Age	Position with the Company
Jeffrey Parker	66	Chairman of the Board and Chief Executive Officer (“CEO”)
Cynthia French	56	Chief Financial Officer and Corporate Secretary (“CFO”)

The background for Mr. Jeffrey Parker is included above under the heading “Directors”.

Cynthia French (formerly Poehlman)

Cynthia French has been our chief financial officer since June 2004 and our corporate secretary since August 2007.  From March 1994 to June 2004, Ms. French was our controller and our chief accounting officer.  Ms. French has been a certified public accountant in the state of Florida since 1989.

Family Relationships

There are no family relationships among our officers or directors.

Executive Compensation

Summary Compensation Table

The following table summarizes the total compensation of each of our “named executive officers” as defined in Item 402(m) of Regulation S-K (the “Executives”) for the fiscal years ended December 31, 2022 and 2021.  Given the complexity of disclosure requirements concerning executive compensation, and in particular with respect to the standards of financial accounting and reporting related to equity compensation, there is a difference between the compensation that is reported in this table versus that which is actually paid to and received by the Executives.  The amounts in the Summary Compensation Table that reflect the full grant date fair value of an equity award, do not necessarily correspond to the actual value that has been realized or will be realized in the future with respect to these awards.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other ($)		Total ($)
Jeffrey Parker, CEO	2022	$260,000	$-	$-	$-	$24,000	[2]	$284,000
	2021	260,000	-	-	3,640,000	24,000	[2]	3,924,000
Cynthia French, CFO	2022	180,000	20,000	30,000	-	-		230,000
	2021	180,000	-	-	455,000	-		635,000

1.	The amounts represented in columns (e) and (f) represent the full grant date fair value of equity awards in accordance with ASC 718. Refer to Note 15 to the consolidated financial statements for the year ended December 31, 2022 included elsewhere in this prospectus for the assumptions made in the valuation of equity awards.
2.	Represents an automobile allowance in the amount of $24,000, paid biweekly.

In January 2021, the Board approved equity awards under the 2019 Plan including nonqualified stock options for the purchase of up to 8,000,000 shares at an exercise price of $0.54 per share to Mr. Parker and nonqualified stock options for the purchase of up to 1,000,000 shares at an exercise price of $0.54 to Ms. French.  These options vest over eight equal quarterly increments commencing March 31, 2021 and expiring on January 11, 2026.  These awards were awarded as long-term incentive to our executives and took into consideration the longevity of their tenure with us, the continuation of their base compensation at a 20% reduced pay rate since 2018 and in recognition of the key role each holds in the organization.

In July 2022, the Board approved a performance bonus for Ms. French that included $20,000 cash and 166,390 immediately vested shares of our common stock in consideration for the substantial savings in outside professional fees Ms. French has enabled by bringing significant activities in-house.

We do not have employment agreements with any of our Executives.  We have non-compete arrangements in place with all of our employees, including our Executives, that impose post-termination restrictions on (i) employment or consultation with competing companies or customers, (ii) recruiting or hiring employees for a competing company, and (iii) soliciting or accepting business from our customers.  We also have a tax-qualified defined contribution 401(k) plan for all of our employees, including our Executives.  We did not make any employer contributions to the 401(k) plan in 2022 or 2021.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information concerning the outstanding equity awards, including unexercised options, unvested stock and equity incentive awards, as of December 31, 2022 for each of our Executives:

	Option Awards
	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date
Name	(a)		(b)	(c)	(d)
Jeffrey Parker	20,000	1	-	1.98	8/15/2024
	2,660,000	2, 5	-	0.17	8/7/2026
	8,000,000	3	-	0.54	1/11/2026
Cynthia French	20,000	1	-	1.98	8/15/2024
	870,550	2	-	0.17	8/7/2026
	150,000	4	-	0.33	2/9/2027
	1,000,000	3	-	0.54	1/11/2026

[1]	Options vested over four equal quarterly periods from August 31, 2017 to May 31, 2018.
[2]	Options vested over eight equal quarterly periods from September 1, 2019 to June 1, 2021.
[3]	Options vested over eight equal quarterly periods from March 31, 2021 to December 31, 2022.
[4]	Options vested 50% on grant date and the remaining 50% over four equal quarterly periods from May 9, 2020 to May 9, 2021.
[5]	Number of securities underlying exercisable options is net of 3.3 million share options gifted for no consideration by Mr. Parker in January 2021.

Director Compensation

Since September 2018, the Board compensation program has consisted exclusively of equity-based compensation, generally awarded annually, in the form of nonqualified stock options, RSUs, or a combination thereof.  Unvested director equity compensation awards are forfeited if the director resigns or is removed from the Board for cause prior to the vesting date. Nonqualified stock options generally expire five to seven years from grant date.

In January 2021, each of our non-employee directors was awarded 380,000 nonqualified stock options at an exercise price of $0.54 per share. These options vest over eight equal quarterly increments commencing March 31, 2021 and expiring on January 11, 2026.

In July 2022, each of our non-employee directors was awarded 250,000 nonqualified stock options and each of our audit committee members was awarded an additional 50,000 nonqualified stock options at an exercise price of $0.18 per share.  These options vest over four equal quarterly increments commencing October 7, 2022 and expiring on July 7, 2029.

In October 2022, upon being appointed to the Board, Mr. Litvack was awarded 600,000 nonqualified stock options at an exercise price of $0.195 per share.  These options vest over eight quarterly increments commencing January 27, 2023 and expiring October 27, 2027.

We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings where applicable and we encourage participation in relevant educational programs for which we reimburse all or a portion of the costs incurred for these purposes.

Directors who are also our employees are not compensated for serving on our Board.  Information regarding compensation otherwise received by our directors who are also named executive officers is provided under “Executive Compensation.”

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2022.

Name	Stock Awards($)	Option Awards($) 1	Total ($)
(a)	(b)	(c)	(d)
Frank Newman [2]	$-	$48,694	$48,694
Paul Rosenbaum [3]	-	48,694	48,694
Robert Sterne [4]	-	40,578	40,578
Sanford Litvack [5]	-	108,413	108,413

1.

The amounts represented in columns (b) and (c) represent the full grant date fair value of share-based awards in accordance with ASC 718.  Refer to Note 15 of the consolidated financial statements included elsewhere in this prospectus for the assumptions made in the valuation of stock awards.

2.	At December 31, 2022, Mr. Newman has an aggregate of 1,655,000 nonqualified stock options outstanding, of which 1,430,000 are exercisable.
3.	At December 31, 2022, Mr. Rosenbaum has an aggregate of 1,805,000 nonqualified stock options outstanding, of which 1,580,000 are exercisable.
4.	At December 31, 2022, Mr. Sterne has 1,901,735 nonqualified stock options outstanding, of which 1,714,235 are exercisable.
5.	At December 31, 2022, Mr. Litvack has 600,000 nonqualified stock options outstanding, none of which are exercisable.

security OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as of March 31, 2023 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group (based upon information furnished by those persons).

As of March 31, 2023,  84,522,832 shares of our common stock were issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]
>5% HOLDERS (EXCLUDING EXECUTIVE OFFICERS AND DIRECTORS)
GEM Partners, LP	8,936,770	2	9.99%
Thomas Staz Revocable Trust	4,575,376	3	5.41%

EXECUTIVE OFFICERS AND DIRECTORS
Jeffrey Parker [11]	11,190,583	4	11.75%
Cynthia French [11]	2,232,133	5	2.58%
Sanford Litvack [11]	483,475	6	*
Frank Newman [11]	1,838,100	7	2.13%
Paul Rosenbaum [11]	3,321,031	8	3.80%
Robert Sterne [11]	1,950,000	9	2.26%
All directors and executive officers as a group (6 persons)	21,015,322	10	20.20%

[1]

Percentage is calculated based on all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights. Unless otherwise indicated, each person or group has sole voting and dispositive power over all such shares of common stock.

[2]

GEM Investment Advisors, LLC (“GEM Advisors”) is the general partner of GEM Partners LP (“GEM”). Mr. Daniel Lewis is the controlling person of GEM Advisors. GEM Advisors and Mr. Lewis have shared voting and dispositive power. Beneficial ownership includes (i) 6,600 shares held by Mr. Lewis, (ii) 3,998,246 shares held by GEM, and (iii) 4,931,924 shares underlying convertible notes held by GEM. Excludes 7,520,000 shares underlying convertible notes held by GEM that are not convertible within 60 days due to exercise limitations. The principal business address of GEM Advisors and Mr. Lewis is 100 State Street, Suite 2B, Teaneck, NJ 07666. Information derived from a Schedule 13G/A filed by GEM Advisors on February 13, 2023.

[3]

Thomas Staz is the trustee of the Thomas Staz Revocable Trust ("Staz Trust").  The principal business address of the Thomas Staz Revocable Trust is 1221 Brickell Avenue, Suite 2660, Miami, Florida 33131.  Beneficial ownership excludes 750,000 shares underlying convertible notes held by the Staz Trust that are not convertible within 60 days due to exercise limitations.  Information derived from a Schedule 13D filed by the Staz Trust on April 7, 2021.

[4]

Includes 10,680,000 shares of common stock issuable upon currently exercisable options, 393,324 shares held by Mr. Parker directly, and 117,259 shares held by Jeffrey Parker and Deborah Parker Joint Tenants in Common, over which Mr. Parker has shared voting and dispositive power.

[5]	Includes 2,040,550 shares of common stock issuable upon currently exercisable options.
[6]	Includes 225,000 shares of common stock issuable upon currently exercisable options and 192,308 shares of common stock issuable upon conversion of convertible notes. Excludes 675,000 shares of common stock issuable upon options that may become exercisable in the future.
[7]	Includes 1,654,000 shares of common stock issuable upon currently exercisable options and excludes 300,000 shares of common stock issuable upon options that may become exercisable in the future.
[8]	Includes 1,805,000 shares of common stock issuable upon currently exercisable options and 1,019,231 shares of common stock issuable upon conversion of convertible notes. Excludes 300,000 shares of common stock issuable upon options that may become exercisable in the future.
[9]	Includes 1,901,735 shares of common stock issuable upon currently exercisable options and excludes 250,000 shares of common stock issuable upon options that may become exercisable in the future.
[10]

Includes 18,306,285 shares of common stock issuable upon currently exercisable options and 1,211,539 shares of common stock issuable upon conversion of convertible notes held by directors and officers and excludes 1,525,000 shares of common stock issuable upon options that may become exercisable in the future (see notes 4, 5, 6, 7, 8 and 9 above).

[11]	The person’s address is 4446-1A Hendricks Avenue, Suite 354, Jacksonville, Florida 32207.
*	Percentage ownership is less than 1%.

certain relationships and related party transactions

We paid approximately $7,000 and $97,000 in 2022 and 2021, respectively for patent-related legal services to SKGF, of which Robert Sterne is a partner.  In addition, we paid approximately $115,000 and $130,000 in 2022 and 2021, respectively, for principal and interest on an unsecured note payable to SKGF.  The note was issued in 2016 to convert outstanding unpaid legal fees to an unsecured promissory note.  The note has been amended multiple times to defer principal payments.  The note, as amended, allows for interest at 4% per annum, monthly installments of $12,500 per month beginning October 2022, with a final balloon payment due on April 30, 2027.  At December 31, 2022, the outstanding balance of the note, including unpaid interest is approximately $612,000.

In May 2022, we sold an aggregate of $100,000 in promissory notes, convertible into shares of our common stock at a fixed conversion price of $0.13 to Paul Rosenbaum, one of our directors since December 2016.  In August 2022, we sold an aggregate of $25,000 in promissory notes, convertible into shares of our common stock at a fixed conversion price of $0.13 to Sanford Litvack, who became an independent director in October 2022.

Legal Matters

The legality of the Common Stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.  Graubard Miller owns shares of our Common Stock constituting less than 1% of our outstanding shares of Common Stock.

Experts

The consolidated financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 included in this Prospectus and in the registration Statement have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of MSL, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our Common Stock is quoted on the OTCQB Market.

We have filed with the SEC a Registration Statement on Form S-1 relating to the Common Stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our Common Stock, you should refer to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

index to financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

ParkerVision, Inc.

Jacksonville, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ParkerVision, Inc. (the “Company”) and its subsidiary as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As a part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Estimation of Fair Value of Contingent Payment Obligations

As disclosed in Note 1 of the Company’s consolidated financial statements, the Company accounts for their secured and unsecured contingent payment obligations as long-term debt. Their payment obligations are contingent upon the receipt of proceeds from patent enforcement and/or patent monetization actions. The Company has elected to measure their contingent payment obligations at their estimated fair values. The Company recorded the fair value of their contingent payment obligations at approximately $45,797,000 as of December 31, 2022.

Auditing management’s estimate of the fair value of their contingent payment obligations involved subjective evaluation and high degree of auditor judgement due to significant assumptions involved in estimating the receipt of proceeds from patent enforcement and/or patent monetization actions.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. We obtained an understanding and evaluated the design of internal controls that address the risks of material misstatement relating to recording the contingent payment obligations at fair value. We tested the accuracy and completeness of the underlying data used in calculating the fair value. We evaluated management’s ability to accurately estimate the assumptions used to develop the fair value of the contingent payment obligations. We also involved an independent legal firm to assist in evaluating the reasonableness of the assumptions of future litigation outcomes used by the Company in estimating the receipt of proceeds from patent enforcement and/or patent monetization actions.

/s/ MSL, P.A.

We have served as the Company’s auditor since 2019.

Fort Lauderdale, Florida

March 28, 2023

PARKERVISION, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2022 and 2021

(in thousands)

	2022	2021
CURRENT ASSETS:
Cash and cash equivalents	$109	$1,030
Prepaid expenses	244	574
Other current assets	30	25
Total current assets	383	1,629

Intangible assets, net	1,359	1,785
Operating lease right-of-use assets	4	7
Other assets, net	5	19
Total assets	$1,751	$3,440

CURRENT LIABILITIES:
Accounts payable	$901	$706
Accrued expenses:
Salaries and wages	23	27
Professional fees	79	109
Other accrued expenses	486	555
Related party note payable, current portion	139	94
Convertible notes, current portion	625	-
Operating lease liabilities, current portion	4	155
Total current liabilities	2,257	1,646

LONG-TERM LIABILITIES:
Secured contingent payment obligation	40,708	37,372
Unsecured contingent payment obligations	5,089	5,691
Convertible notes, net of current portion	3,913	2,895
Related party note payable, net of current portion	473	609
Operating lease liabilities, net of current portion	-	4
Total long-term liabilities	50,183	46,571
Total liabilities	52,440	48,217

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
Common stock, $.01 par value, 175,000 and 150,000 shares authorized, 81,246 and 76,992 issued and outstanding at December 31, 2022 and 2021, respectively	812	770
Additional paid-in capital	391,724	387,865
Accumulated deficit	(443,225)	(433,412)
Total shareholders' deficit	(50,689)	(44,777)
Total liabilities and shareholders' deficit	$1,751	$3,440

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEARS ENDED December 31, 2022 and 2021

(in thousands, except per share amounts)

	2022	2021
Licensing revenue	$925	$144
Cost of sales	(10)	(5)
Gross margin	915	139

Selling, general, and administrative expenses	7,773	8,088
Total operating expenses	7,773	8,088

Interest and other income	103	242
Interest and other expense	(324)	(251)
Change in fair value of contingent payment obligations	(2,734)	(4,372)
Total interest and other	(2,955)	(4,381)

Net loss before income tax	(9,813)	(12,330)

Income tax expense	-	-

Net loss	(9,813)	(12,330)

Other comprehensive income, net of tax	-	-

Comprehensive loss	$(9,813)	$(12,330)

Basic and diluted net loss per common share	$(0.13)	$(0.17)

Weighted average common shares outstanding	78,395	71,299

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED December 31, 2022 and 2021

(in thousands)

	Common Stock, Par Value	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders' Deficit
Balance as of December 31, 2020	$586	$376,954	$(421,361)	$(43,821)
Cumulative effect of change in accounting principle	-	(1,126)	279	(847)
Issuance of common stock and warrants in public and private offerings, net of issuance costs and initial fair value of contingent payment rights	73	5,701	-	5,774
Issuance of common stock upon exercise of options and warrants	63	959	-	1,022
Issuance of common stock and warrants for services	9	863	-	872
Issuance of common stock upon conversion and payment of interest in kind on convertible debt	37	1,201	-	1,238
Share-based compensation, net of shares withheld for taxes	2	3,313	-	3,315
Net loss for the year	-	-	(12,330)	(12,330)
Balance as of December 31, 2021	770	387,865	(433,412)	(44,777)
Issuance of common stock and warrants in public and private offerings, net of issuance costs	20	362	-	382
Issuance of common stock upon exercise of options and warrants	5	78	-	83
Issuance of common stock, warrants, and options for services	2	57	-	59
Issuance of common stock upon conversion and payment of interest in kind on convertible debt	14	282	-	296
Share-based compensation, net of shares withheld for taxes	1	3,080	-	3,081
Net loss for the year	-	-	(9,813)	(9,813)
Balance as of December 31, 2022	$812	$391,724	$(443,225)	$(50,689)

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED December 31, 2022 and 2021

(in thousands)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,813)	$(12,330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	311	371
Share-based compensation	3,081	3,315
Change in fair value of contingent payment obligations	2,734	4,372
Loss on disposal/impairment of equipment and other assets	124	43
Loan forgiveness	-	(194)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	396	784
Accounts payable and accrued expenses	363	(3,917)
Operating lease liabilities	(155)	(146)
Total adjustments	6,854	4,628
Net cash used in operating activities	(2,959)	(7,702)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4)	(3)
Net cash used in investing activities	(4)	(3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock, including contingent payment rights, in private offerings	382	6,186
Net proceeds from exercise of options and warrants	83	1,022
Net proceeds from debt financings	1,668	-
Debt repayments	(91)	(100)
Net cash provided by financing activities	2,042	7,108

NET CHANGE IN CASH AND CASH EQUIVALENTS	(921)	(597)
CASH AND CASH EQUIVALENTS, beginning of year	1,030	1,627
CASH AND CASH EQUIVALENTS, end of year	$109	$1,030

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$24	$17
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

PARKERVISION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

1. SIGNIFICANT ACCOUNTING POLICIES

ParkerVision, Inc. and its wholly-owned German subsidiary, ParkerVision GmbH (collectively “ParkerVision”, “we” or the “Company”) is in the business of innovating fundamental wireless hardware technologies and products. We have determined that our business currently operates under a single operating and reportable segment.

We have designed and developed proprietary radio frequency (“RF”) technologies and integrated circuits based on those technologies, and we license our technologies to others for use in wireless communication products.  We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States of America (“U.S.”) and certain foreign jurisdictions.  We believe certain patents protecting our proprietary technologies have been broadly infringed by others, and therefore the primary focus of our business plan is the enforcement of our intellectual property rights through patent licensing and infringement litigation efforts.  We currently have patent enforcement actions ongoing in various U.S. district courts against mobile handset, smart television and other WiFi product providers, as well as semiconductor suppliers for the infringement of a number of our RF patents.  We have made significant investments in developing and protecting our technologies, the returns on which are dependent upon the generation of future revenues for realization.

Basis of Presentation

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”).  Certain reclassifications have been made to prior period amounts to conform to the current period presentation.  The consolidated financial statements include the accounts of ParkerVision, Inc. and our wholly-owned German subsidiary, ParkerVision GmbH, after elimination of all intercompany transactions and accounts.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  The more significant estimates made by us include projected future cash flows and risk-adjusted discount rates for estimating the fair value of our contingent payment obligations, the volatility and estimated lives of share-based awards used in the estimate of the fair market value of share-based compensation, the assessment of recoverability of long-lived assets, the amortization periods for intangible and long-lived assets, and the valuation allowance for deferred taxes.  Actual results could differ from the estimates made.  We periodically evaluate estimates used in the preparation of the financial statements for continued reasonableness.  Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation.

Cash and Cash Equivalents

We consider cash and cash equivalents to include cash on hand, interest-bearing deposits, overnight repurchase agreements and investments with original maturities of three months or less when purchased.

Intangible Assets

We capitalize outside legal costs and agency filing fees incurred in connection with securing the rights to our intellectual property.  Patents, copyrights, and other intangible assets are amortized using the straight-line method over their estimated period of benefit.  We estimate the economic lives of our patents and copyrights to be fifteen to twenty years.  Management evaluates the recoverability of intangible assets periodically and considers events or circumstances that may warrant revised estimates of useful lives or that may indicate impairment exists.  As part of our ongoing patent maintenance program, we will, from time to time, abandon a particular patent if we determine fees to maintain the patent exceed its expected recoverability.  The cost and accumulated amortization of abandoned intangible assets are removed from their respective accounts, and any resulting net loss is recognized in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

Contingent Payment Obligations

We have accounted for our secured and unsecured contingent payment obligations as long-term debt in accordance with Accounting Standards Codification (“ASC”) 470-10-25, “Sales of Future Revenues or Various other Measures of Income.”  Our payment obligations are contingent upon the receipt of proceeds from patent enforcement and/or patent monetization actions.  We have elected to measure our contingent payment obligations at their estimated fair values in accordance with ASC 825, “Financial Instruments” based on the variable and contingent nature of the repayment provisions.  We have determined that the fair value of our secured and unsecured contingent payment obligations falls within Level 3 in the fair value hierarchy, which involves significant estimates, and assumptions including projected future patent-related proceeds and the risk-adjusted rate for discounting future cash flows (see Note 11).  Actual results could differ from the estimates made.  Changes in fair value, including the component related to imputed interest, are included in the accompanying consolidated statements of comprehensive loss under the heading “Change in fair value of contingent payment obligations.”

Leases

We have accounted for our finance and operating leases in accordance with ASC 842, “Leases” which requires the recognition of lease right-of-use (“ROU”) assets and lease liabilities on our consolidated balance sheets for finance and operating leases with initial lease terms of more than 12 months. At inception of a lease, we determine if an arrangement contains a lease and whether that lease meets the classification criteria of a finance or operating lease.  Some of our lease arrangements contain lease components (e.g., minimum rent payments) and non-lease components (e.g., services).  For certain equipment leases, we account for lease and non-lease components separately based on a relative fair market value basis.  For all other leases, we account for the lease and non-lease components (e.g., common area maintenance) on a combined basis.

For operating leases with terms greater than 12 months, we record the ROU asset and lease obligation at the present value of lease payments over the term using the implicit interest rate, when readily available, or our incremental borrowing rate for collateralized debt based on information available at the lease commencement date.  Certain of our leases include rental escalation clauses, renewal options and/or termination options that are factored into our determination of lease payments when it is reasonably certain that the option will be exercised.  We do not recognize ROU assets and lease liabilities for leases with terms at inception of twelve months or less.

Finance leases are included in property and equipment and other accrued expenses on the consolidated balance sheets.  Finance leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term.  Amortization expense and interest expense associated with finance leases are included in selling, general, and administrative expense and interest expense, respectively, on the consolidated statements of comprehensive loss.

Refer to Note 7 for additional disclosures related to our leases.

Convertible Debt

We have issued debt that is convertible, at the holder’s option, into shares of our common stock at fixed conversion prices.  Certain of the convertible notes were issued with conversion prices that were below market value of our common stock on the closing date resulting in a beneficial conversion feature which we recorded to equity with a corresponding discount to the debt that was amortized over the life of the notes as interest expense.

Effective January 1, 2021, we adopted Accounting Standards Update (“ASU”) 2020-06 "Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity."  This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.  Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features.  The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception.  The ASU also simplifies the diluted earnings per share calculation in certain areas.  For smaller reporting companies, the ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020.  The ASU provides for a modified retrospective method of adoption whereby the guidance is applied to transactions outstanding at the beginning of the fiscal year of adoption with the cumulative effect of the change being recorded as an adjustment to beginning retained earnings.

Adoption of ASU 2020-06 resulted in an increase to our long-term debt of approximately $0.8 million, a decrease in additional paid-in-capital of approximately $1.1 million, and an adjustment to our beginning accumulated deficit of $0.3 million resulting from the elimination of the previously recognized beneficial conversion feature as a debt discount.

Revenue Recognition

We account for revenue under ASC 606, “Revenue from Contracts with Customers” which implements a common revenue standard that clarifies the principles for recognizing revenue.  This revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. These steps include (1) identifying the contract with the customer, (2) identifying the performance obligations, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue as the entity satisfies the performance obligation(s).

Our revenue is derived from patent licensing and settlement agreements.  We have an active monitoring and enforcement program with respect to our intellectual property rights that includes seeking appropriate compensation from third parties that utilize or have utilized our intellectual property without a license. As a result, we may receive payments as part of a settlement or in the form of court-awarded damages for a patent infringement dispute.  The timing and amount of revenue recognized from each licensee depend upon a variety of factors, including the specific terms of each agreement and the nature of the deliverables and obligations. Such agreements are often complex and may include multiple performance obligations.  These agreements can include performance obligations related to the settlement of past patent infringement liabilities, royalties on future covered products sold by licensees, access to a portfolio of technology as it exists at a point in time, and/or promises to provide technology updates to the portfolio during the term of the license.

Refer to Note 3 for additional disclosures related to our revenue.

Cost of Sales

Cost of sales includes amortization of intangible assets directly linked with revenue generating licensing activities.  Amortization expense for intangible assets that are not directly related to revenue generating licensing activities are included in selling, general, and administrative expenses in our consolidated statements of comprehensive loss.

Accounting for Share-Based Compensation

We have various share-based compensation programs which provide for equity awards including stock options, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”).  We calculate the fair value of share-based equity awards on the date of grant and recognize the calculated fair value as compensation expense over the requisite service periods of the related awards.  We estimate the fair value of stock option awards using the Black-Scholes option valuation model.  This valuation model requires the use of highly subjective assumptions and estimates including how long employees will retain their stock options before exercising them and the volatility of our common stock price over the expected life of the equity award. Such estimates, and the basis for our conclusions regarding such estimates, are outlined in detail in Note 15.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards. We account for forfeitures of share-based awards as they occur.

Income Taxes

The provision for income taxes is based on loss before taxes as reported in the accompanying consolidated statements of comprehensive loss.  Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized.  Our deferred tax assets exclude unrecognized tax benefits which do not meet a more-likely-than-not threshold for financial statement recognition for tax positions taken or expected to be taken in a tax return.

Loss per Common Share

Basic loss per common share is determined based on the weighted-average number of common shares outstanding during each year.  Diluted loss per common share is the same as basic loss per common share as all potential common shares are excluded from the calculation, as their effect is anti-dilutive.

The number of shares underlying outstanding options, warrants, and convertible notes at December 31, 2022 and 2021 were as follows (in thousands):

	2022	2021
Options outstanding	24,380	23,215
Warrants outstanding	10,346	10,346
Shares underlying convertible notes	32,734	20,157
	67,460	53,718

These potential shares were excluded from the computation of diluted loss per share as their effect would have been anti-dilutive.

2. LIQUIDITY AND GOING CONCERN

The accompanying consolidated financial statements as of and for the year ended December 31, 2022 were prepared assuming we will continue as a going concern, which contemplates that we will continue in operation and will be able to realize our assets and settle our liabilities and commitments in the normal course of business for a period of at least one year from the issuance date of these consolidated financial statements.  These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that could result should we be unable to continue as a going concern.

We have incurred significant losses from operations and negative cash flows in every year since inception and have utilized the proceeds from the sales of our equity and equity-linked securities and our contingent funding arrangements with third parties to fund our operations, including our litigation costs.  For the year ended December 31, 2022, we incurred a net loss of approximately $9.8 million and negative cash flows from operations of approximately $3.0 million.  At December 31, 2022, we had an accumulated deficit of approximately $443.2 million. These circumstances raise substantial doubt about our ability to continue to operate as a going concern for a period of one year after the issuance date of these consolidated financial statements.

We had cash and cash equivalents of approximately $0.1 million at December 31, 2022.  We received an additional $0.8 million in proceeds from debt and equity financings in January 2023 (see Note 18).  Our remaining capital resources will be used to fund our current obligations and ongoing operating costs; however, these resources will not be sufficient to meet our liquidity needs for the next twelve months and we will be required to seek additional capital.

Our business plan is currently focused solely on our patent enforcement and technology licensing objectives.  The timing and amount of proceeds from our patent enforcement actions are difficult to predict and there can be no assurance we will receive any proceeds from these enforcement actions. Refer to Note 13 for a complete discussion of our patent enforcement proceedings.

Significant portions of our litigation costs to date have been funded by contingent payment arrangements with legal counsel.  Fee discounts offered by legal counsel in exchange for contingent payments upon successful outcome in our litigation are not recognized in expense until such time that the related proceeds on which the contingent fees are payable are considered probable.  Contingent fees vary based on each firm’s specific fee agreement.  We currently have contingent fee arrangements in place for all of our active cases. In addition to our contingent fee agreements with legal counsel, we have secured and unsecured contingent payment obligations to litigation funders that have priority payments due from patent-related proceeds.

In March 2023, we received $25.0 million in proceeds from a patent license and settlement agreement (see Note 18).  These proceeds are expected to be used entirely for the payment of contingent legal fees and expenses and the repayment of principal on our secured contingent payment obligation and therefore our ability to meet our liquidity needs for the twelve months after the issuance date  of these financial statements is dependent upon one or more of (i) our ability to successfully negotiate future licensing agreements and/or settlements relating to the use of our technologies by others in excess of our contingent payment obligations; and/or (ii) our ability to raise additional capital from the sale of debt or equity securities or other financing arrangements.  We are currently in discussions with Brickell regarding restructuring of our contingent payment obligation, including additional new capital.  There can be no assurance that a favorable restructuring of our Brickell obligation will be achieved at all, or in a manner that provides significant future benefit to us.

The long-term continuation of our business plan is dependent upon our ability to secure sufficient financing to support our business, and our ability to generate revenues and/or patent-related proceeds sufficient to offset expenses and meet our contingent payment obligation and other long-term debt repayment obligations.  Failure to generate sufficient revenues, raise additional capital through debt or equity financings, and/or reduce operating costs could have a material adverse effect on our ability to meet our short and long-term liquidity needs and achieve our intended long-term business objectives.

3. REVENUE

During the years ended December 31, 2022 and 2021, we recognized $0.93 million and $0.14 million of revenue, respectively, derived from contracts with licensees.  The contracts provide access to specified patented technologies as they exist at a point in time, and we have no obligation to provide any future updates.  The consideration received by us was negotiated as part of a settlement of patent litigation where no prior license agreement existed.  The performance obligations were satisfied upon our dismissal of patent enforcement actions with each licensee which was contingent upon our receipt of the negotiated and agreed-upon lump-sum payments from the licensees.  The contracts included no variable consideration.  All consideration received was recorded to licensing revenue as there were no other material components of the contracts.  No contract assets or liabilities exist as of December 31, 2022.

4. PREPAID EXPENSES

Prepaid expenses consisted of the following at December 31, 2022 and 2021 (in thousands):

	2022	2021
Prepaid services	$202	$523
Prepaid insurance	25	23
Prepaid licenses, software tools and support	15	16
Other prepaid expenses	2	12
	$244	$574

Prepaid services at December 31, 2022 and 2021 include approximately $0.2 million and $0.5 million, respectively, of consulting services paid in shares of stock or warrants to purchase shares of stock in the future.

5. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2022 and 2021 (in thousands):

	2022	2021

Patents and copyrights	$14,319	$14,755
Less accumulated amortization	(12,960)	(12,970)
	$1,359	$1,785

Amortization expense for the years ended December 31, 2022 and 2021 was approximately $0.30 million and $0.35 million, respectively.  For the years ended December 31, 2022 and 2021, we recorded losses on the disposal of intangible assets of approximately $0.1 million and $0.03 million, respectively.

Future estimated amortization expense for intangible assets that have remaining unamortized amounts as of December 31, 2022 is as follows (in thousands):

2023	$256
2024	243
2025	207
2026	140
2027	122
2028 and thereafter	391
Total	$1,359

6. ACCRUED LIABILITIES

Other accrued expenses consisted of the following at December 31, 2022 and 2021 (in thousands):

	2022	2021
Advances	$425	$500
Accrued interest	56	28
Other accrued expenses	5	27
	$486	$555

Advances include amounts received from litigation counsel as advanced reimbursement of out-of-pocket expenses expected to be incurred by us.

7. LEASES

We lease our office and other facilities and certain office equipment under long-term, non-cancelable operating leases.  No new finance or operating leases commenced during the years ended December 31, 2022 or 2021 except with respect to a sublease agreement for our Lake Mary facility in 2021.  The sublease was accounted for as an operating lease and expired in November 2022 in connection with the expiration of our corresponding Lake Mary facility lease.

Lease expense for operating leases is generally recognized on a straight-line basis over the lease term and is included in operating expenses on the consolidated statement of comprehensive loss.  We recognized operating lease costs of $0.04 million for each of the years ended December 31, 2022 and 2021.  Rental income recognized of $0.11 million and $0.05 million for the years ended December 31, 2022 and 2021, respectively, is included in “Interest and other income” in the accompanying consolidated statements of comprehensive loss.

Supplemental Cash Flow Information

The following table summarizes the supplemental cash flow information related to leases (in thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$193	$181

Cash received for amounts included in the measurement of sublease assets:
Operating cash flows from operating subleases	120	44

Other Information

The table below summarizes other supplemental information related to leases:

	December 31,	December 31,
	2022	2021
Weighted-average remaining lease term (in years):
Operating leases	0.8	0.9
Operating subleases	-	0.9
Weighted average discount rate
Operating leases (1)	16.2%	12.2%

(1)	Upon adoption of the new lease standard, discount rates used for existing leases were established at January 1, 2019.

Undiscounted Cash Flows

The future maturities of lease liabilities consist of the following as of December 31, 2022 (in thousands):

Operating Leases
2023	$4
Thereafter	-
Total undiscounted lease payments	4
Less: imputed interest	-
Present value of lease liabilities	4
Less: current portion	(4)
Long-term lease obligations	$-

8. Notes Payable

Note Payable to a Related Party

We have an unsecured promissory note payable of $0.6 million to Sterne, Kessler, Goldstein, & Fox, PLLC (“SKGF”), a related party (see Note 16), for outstanding unpaid fees for legal services.  The note, as amended, accrues interest at 4% per annum and provides for monthly payments of principal and interest of $12,500 with a final balloon payment of approximately $0.02 million due at the maturity date of April 30, 2027.  We are currently in compliance with all the terms of the note, as amended.  For each of the years ended December 31, 2022 and 2021, we recognized interest expense of approximately $0.03 million related to this note.

At December 31, 2022, the aggregate maturities of our notes payable are as follows (in thousands):

2023	$139
2024	133
2025	139
2026	144
2027	57
Total	$612

The estimated fair value of our notes payable at December 31, 2022 is approximately $0.47 million based on a risk-adjusted discount rate.

9. Convertible Notes

Our convertible notes represent five-year promissory notes that are convertible, at the holders’ option, into shares of our common stock at fixed conversion prices.  Interest payments are made on a quarterly basis and are payable, at our option and subject to certain equity conditions, in either cash, shares of our common stock, or a combination thereof.  The number of shares issued for interest is determined by dividing the interest payment amount by the closing price of our common stock on the trading day immediately prior to the scheduled interest payment date.  To date, all interest payments on the convertible notes have been made in shares of our common stock.  We have recognized the convertible notes as debt in our consolidated financial statements.  The fixed conversion prices of certain of the notes were below the market value of our common stock on the closing date resulting in the recognition of a beneficial conversion feature that was recorded as a discount on the convertible notes with a corresponding increase to additional paid in capital.  Upon our adoption of ASU 2020-06 on January 1, 2021, the previously recognized beneficial conversion feature was eliminated resulting in an increase in convertible notes of $0.8 million (see Note 1).

We have the option to prepay the majority of the notes any time following the one-year anniversary of the issuance of the notes, subject to a premium on the outstanding principal prepayment amount of 25% prior to the two-year anniversary of the note issuance date, 20% prior to the three-year anniversary of the note issuance date, 15% prior to the four-year anniversary of the note issuance date, or 10% thereafter.  The notes provide for events of default that include failure to pay principal or interest when due, breach of any of the representations, warranties, covenants, or agreements made by us, events of liquidation or bankruptcy, and a change in control.  In the event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the notes.

For the year ended December 31, 2022, a convertible note with a face value of $0.03 million was converted by the holder into 0.3 million shares of our common stock at a conversion price of $0.10. For the year ended December 31, 2021, convertible notes with a face value of $0.97 million were converted by the holders into 3.4 million shares of our common stock at an average conversion price of $0.29. At the holders’ option, subject to ownership limitations, the convertible notes outstanding at December 31, 2022 could be converted into an aggregate of approximately 32.7 million shares of our common stock based on the fixed conversion prices.

For the years ended December 31, 2022 and 2021, we recognized interest expense of approximately $0.30 million and $0.26 million, respectively. We have elected to pay contractual interest in shares of our common stock. For the years ended December 31, 2022 and 2021, we issued approximately 1,203,000 and 272,000 shares of our common stock, respectively, as interest-in-kind payments on our convertible notes.

In 2022 we sold five-year convertible promissory notes for aggregate proceeds of $1.7 million.  The notes have a conversion price of $0.13 per share.  The shares underlying the notes, as well as shares reserved for future in-kind interest payments on the notes, were registered on a registration statement that was declared effective on August 22, 2022 (File No. 333- 266777).  In January 2023, we sold additional five-year convertible promissory notes for aggregate proceeds of $0.7 million (see Note 18).

All of the shares underlying our convertible notes, including shares reserved for future in-kind interest payments on the notes, have been or will be registered for resale.

Convertible notes payable at December 31, 2022 and 2021, consist of the following (in thousands):

	Fixed
	Conversion	Interest		December 31,
Description	Rate	Rate	Maturity Date	2022	2021
Convertible notes dated September 10, 2018	$0.40	8.0%	September 7, 2023	$200	$200
Convertible notes dated September 19, 2018	$0.57	8.0%	September 19, 2023	425	425
Convertible notes dated February/March 2019	$0.25	8.0%	February 28, 2024 to March 13, 2024	750	750
Convertible notes dated June/July 2019	$0.10	8.0%	June 7, 2024 to July 15, 2024	295	320
Convertible notes dated July 18, 2019	$0.08	7.5%	July 18, 2024	700	700
Convertible notes dated September 13, 2019	$0.10	8.0%	September 13, 2024	50	50
Convertible notes dated January 8, 2020	$0.13	8.0%	January 8, 2025 1	450	450
Convertible notes dated May-August 2022	$0.13	8.0%	May 10, 2027 to August 3, 2027	1,668	-
Total principal balance				4,538	2,895
Less current portion				625	-
				$3,913	$2,895

1 The maturity date may be extended by one-year increments for up to an additional ten years at the holder’s option at a reduced interest rate of 2%.

At December 31, 2022, we estimate our convertible notes have an aggregate fair value of approximately $3.4 million and would be categorized within Level 2 of the fair value hierarchy.

10. Contingent Payment Obligations

Secured Contingent Payment Obligation

The following table provides a reconciliation of our secured contingent payment obligation measured at estimated fair market value for the years ended December 31, 2022 and 2021, respectively (in thousands):

	2022	2021
Secured contingent payment obligation, beginning of year	$37,372	$33,057
Change in fair value	3,336	4,315
Secured contingent payment obligation, end of year	$40,708	$37,372

Our secured contingent payment obligation represents the estimated fair value of our repayment obligation to Brickell Key Investments, LP (“Brickell”) under a February 2016 funding agreement, as amended from time to time (the “CPIA”).  To date, we have received aggregate proceeds of $18 million in exchange for Brickell’s right to reimbursement and compensation from gross proceeds resulting from patent enforcement and other patent monetization actions.  No proceeds were received from Brickell in 2022 or 2021.  To date, we have repaid an aggregate of $3.3 million under the CPIA from patent license and settlement proceeds.

Brickell is entitled to priority payment of 100% of proceeds received by us, after reimbursement of out-of-pocket expenses and legal contingent fees, from all patent-related actions until such time that Brickell has been paid its remaining principal of approximately $14.7 million.  Thereafter, Brickell is entitled to a significant portion of remaining proceeds from all patent-related actions until such time that Brickell has been repaid its minimum return.  The minimum return is determined as a multiple of the funded amount that increases over time.  The estimated minimum return due to Brickell was approximately $56.9 million and $48.8 million as of December 31, 2022 and 2021, respectively.  In addition, Brickell is entitled to a pro rata portion of proceeds from specified legal actions to the extent aggregate proceeds from those actions exceed the minimum return.

Brickell holds a senior security interest in the majority of our assets until such time as the specified minimum return is paid, in which case, the security interest will be released except with respect to the patents and proceeds related to specific legal actions.  The security interest is enforceable by Brickell in the event that we are in default under the agreement which would occur if (i) we fail, after notice, to pay proceeds to Brickell, (ii) we become insolvent or insolvency proceedings are commenced (and not subsequently discharged) with respect to us, (iii) our creditors commence actions against us (which are not subsequently discharged) that affect our material assets, (iv) we, without Brickell’s consent, incur indebtedness other than immaterial ordinary course indebtedness, or (v) there is an uncured non-compliance of our obligations or misrepresentations under the agreement.  As of December 31, 2022, we are in compliance with our obligations under this agreement.

In addition, in the event of a change in control of the Company, Brickell has the right to be paid its return as defined under the CPIA based on the transaction price for the change in control event.

We have elected to measure our secured contingent payment obligation at its estimated fair value based on probability-weighted estimated cash outflows, discounted back to present value using a discount rate determined in accordance with accepted valuation methods (see Note 11). The secured contingent payment obligation is remeasured to fair value at each reporting period with changes recorded in the consolidated statements of comprehensive loss until the contingency is resolved.

Unsecured Contingent Payment Obligations

The following table provides a reconciliation of our unsecured contingent payment obligations, measured at estimated fair market value, for the years ended December 31, 2022 and 2021, respectively (in thousands):

	2022	2021
Unsecured contingent payment obligations, beginning of period	$5,691	$5,222
Issuance of contingent payment rights	-	412
Change in fair value	(602)	57
Unsecured contingent payment obligations, end of period	$5,089	$5,691

Our unsecured contingent payment obligations represent amounts payable to others from future patent-related proceeds including (i) a termination fee due to a litigation funder (“Termination Fee”) and (ii) contingent payment rights (“CPRs”) issued to accredited investors primarily in connection with equity financings.  We have elected to measure these unsecured contingent payment obligations at their estimated fair value based on probability-weighted estimated cash outflows, discounted back to present value using a discount rate determined in accordance with accepted valuation methods.  The unsecured contingent payment obligations will be remeasured to fair value at each reporting period with changes recorded in the consolidated statements of comprehensive loss until the contingency is resolved (see Note 11).

The Termination Fee is a result of $1.0 million in advances received under a letter agreement with a third-party funder.  Based on the terms of the letter agreement, if a final funding arrangement was not executed by March 31, 2020, we would be obligated to pay, from future patent-related proceeds, an aggregate termination payment equal to five times the advances received, or approximately $5.0 million.  We did not consummate a funding agreement and accordingly the advances were recorded as an unsecured contingent payment obligation at March 31, 2020, when the Termination Fee obligation was incurred.  As of  December 31, 2022, the estimated fair value of unsecured contingent payment obligations related to the Termination Fee is $2.4 million.

The CPRs represent the estimated fair value of rights provided to accredited investors who purchased shares of our common stock in 2020 and 2021 and the fair value of a right issued to a third-party in connection with a service agreement during the year ended December 31, 2020.  During the year ended December 31, 2021, we received aggregate proceeds of $1.1 million from the sale of common stock with contingent payment rights, of which approximately $0.4 million was allocated to the CPRs.  No sales of common stock with contingent payment rights were completed during the year ended December 31, 2022.  The terms of the CPRs provide that we will pay each investor an allocated portion of our net proceeds from patent-related actions, after taking into account fees and expenses payable to law firms representing us and amounts payable to Brickell.  The investors’ allocated portion of net proceeds will be determined by multiplying the net proceeds recovered by us (up to $10 million) by the quotient of such investors’ subscription amount divided by $10 million, up to an amount equal to each investor’s subscription amount, or an aggregate of $5.8 million.  As of  December 31, 2022, the estimated fair value of our unsecured contingent payment obligations related to the CPRs is $2.7 million.

11. FAIR VALUE MEASUREMENTS

ASC 820, “Fair Value Measurements” establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The three levels of the fair value hierarchy are as follows:

●	Level 1: Quoted prices for identical assets or liabilities in active markets which we can access
●	Level 2: Observable inputs other than those described in Level 1
●	Level 3: Unobservable inputs

The following table summarizes financial assets and financial liabilities carried at fair value and measured on a recurring basis as of December 31, 2022 and 2021, segregated by classification within the fair value hierarchy (in thousands):

		Fair Value Measurements
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022:
Liabilities:
Secured contingent payment obligation	$40,708	$-	$-	$40,708
Unsecured contingent payment obligations	5,089	-	-	5,089

December 31, 2021:
Liabilities:
Secured contingent payment obligation	37,372	-	-	37,372
Unsecured contingent payment obligations	5,691	-	-	5,691

For the years ended December 31, 2022 and 2021, respectively, we had no transfers of assets or liabilities between the levels of the hierarchy.

The fair values of our secured and unsecured contingent payment obligations were estimated using a probability-weighted income approach based on various cash flow scenarios as to the outcome of patent-related actions both in terms of timing and amount, discounted to present value using a risk-adjusted rate.  We used a risk-adjusted discount rate of 18.41% at  December 31, 2022, based on a risk-free rate of 4.41% as adjusted by 8% for credit risk and 6% for litigation inherent risk.

The following table provides quantitative information about the significant unobservable inputs used in the measurement of fair value for both the secured and unsecured contingent payment obligations at  December 31, 2022, including the lowest and highest undiscounted payout scenarios as well as a weighted average payout scenario based on relative undiscounted fair value of each cash flow scenario.

	Secured Contingent Payment Obligation			Unsecured Contingent Payment Obligations
Unobservable Inputs	Low	Weighted Average	High	Low	Weighted Average	High

Estimated undiscounted cash outflows (in millions)	$0.0	$59.6	$88.4	$0.0	$7.5	$10.8
Duration (in years)	1.0	2.2	2.5	1.5	2.3	2.5
Estimated probabilities	5%	17%	35%	5%	18%	35%

We evaluate the estimates and assumptions used in determining the fair value of our contingent payment obligations each reporting period and make any adjustments prospectively based on those evaluations.  Changes in any of these Level 3 inputs could result in a significantly higher or lower fair value measurement.

12. INCOME TAXES AND TAX STATUS

Our net losses before income taxes for the years ended December 31, 2022 and 2021 are from domestic operations as well as losses from our wholly-owned German subsidiary.  We elected to treat our German subsidiary as a disregarded entity for purposes of income taxes and accordingly, the losses from our German subsidiary have been included in our operating results.

No current or deferred tax provision or benefit was recorded in 2022 or 2021 as a result of current losses and fully deferred tax valuation allowances for all periods.  We have recorded a valuation allowance to state our deferred tax assets at their estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income.

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 21% for each of the years ended December 31, 2022 and 2021, respectively are as follows (in thousands):

	2022	2021
Tax benefit at statutory rate	$(2,061)	$(2,589)
State tax benefit	(422)	(530)
Increase in valuation allowance	2,416	3,368
Other	67	(249)
	$-	$-

Our deferred tax assets and liabilities relate to the following sources and differences between financial accounting and the tax bases of our assets and liabilities at December 31, 2022 and 2021 (in thousands):

	2022	2021
Gross deferred tax assets:
Net operating loss carry-forward	$75,470	$78,600
Research and development credit carry-forward	5,356	6,028
Stock compensation	1,127	356
Patents and other	1,482	1,470
Contingent payment obligations	7,033	6,341
Fixed assets	(2)	53
Lease liabilities	1	38
	90,467	92,886
Less valuation allowance	(90,467)	(92,886)
	-	-
Gross deferred tax liabilities:
Convertible debt	-	-
	-	-
Net deferred tax asset	$-	$-

Upon adoption of ASU 2020-06 on January 1, 2021 (see Note 9), the difference between the financial accounting and tax bases, net of tax effect, of unrecognized tax benefit related to the beneficial conversion feature of convertible debt was eliminated.

At December 31, 2022, we had cumulative net operating loss (“NOL”) carry-forwards for income tax purposes of $300.8 million, of which $260.1 million is subject to expiration in varying amounts from 2023 to 2037. At December 31, 2022, we also had research and development tax credit carryforwards of $5.4 million, which expire in varying amounts from 2023 through 2038.

Our ability to benefit from the tax credit carry-forwards could be limited under certain provisions of the Internal Revenue Code if there are ownership changes of more than 50%, as defined by Section 382 of the Internal Revenue Code of 1986 (“Section 382”).  Under Section 382, an ownership change may limit the amount of NOL, capital loss and R&D credit carry-forwards that can be used annually to offset future taxable income and tax, respectively.  In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period.  We conduct a study annually of our ownership changes.  Based on the results of our studies, we have determined that we do not have any ownership changes on or prior to December 31, 2022 which would result in limitations of our NOL, capital loss or R&D credit carry-forwards under Section 382.

Uncertain Tax Positions

We file income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and Germany.  We have identified our Federal and Florida tax returns as our only major jurisdictions, as defined.  The periods subject to examination for those returns are the 2003 through 2022 tax years.  The following table provides a reconciliation of our unrecognized tax benefits due to uncertain tax positions for the years ended December 31, 2022 and 2021, respectively (in thousands):

	2022	2021
Unrecognized tax benefits – beginning of year	$653	$927
Reduction as a result of lapse of statute of limitations	(15)	(274)
Unrecognized tax benefits – end of year	$638	$653

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate so long as we maintain a full valuation allowance.

Our policy is that we recognize interest and penalties accrued on any unrecognized tax benefits as a component of our income tax expense.  We do not have any accrued interest or penalties associated with any unrecognized tax benefits.  For the years ended December 31, 2022 and 2021, we did not incur any income tax-related interest income, expense or penalties.

13. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, we are subject to legal proceedings and claims which arise in the ordinary course of our business.  These proceedings include patent enforcement actions initiated by us against others for the infringement of our technologies, as well as proceedings brought by others against us at the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office (“PTAB”) in an attempt to invalidate certain of our patent claims.

The majority of our litigation, including our PTAB proceedings, is being paid for through contingency fee arrangements with our litigation counsel as well as third-party litigation financing.  In general, litigation counsel is entitled to recoup on a priority basis, from litigation proceeds, any out-of-pocket expenses incurred. Following reimbursement of out-of-pocket expenses, litigation counsel is generally entitled to a percentage of remaining proceeds based on the terms of the specific arrangement between us, counsel and our third-party litigation funder.

ParkerVision v. Qualcomm (Middle District of Florida-Orlando Division) - Appealed to U.S. Court of Appeals for the Federal Circuit

We have appealed certain  March 2022 rulings by the Middle District of Florida in our patent infringement complaint against Qualcomm Incorporated and Qualcomm Atheros, Inc. (collectively “Qualcomm”).  Appellate court briefs have been filed by both parties and we are awaiting a hearing date in this matter.

The patent infringement case was filed in the Middle District of Florida in May 2014. The case was stayed in February 2016 pending decisions in other cases, including the appeal of a PTAB proceeding with regard to U.S. patent 6,091,940 (“the ‘940 Patent”) asserted in this case.  In March 2017, the PTAB ruled in our favor on three of the six petitions (the method claims), ruled in Qualcomm’s favor on two of the six petitions (the apparatus claims) and issued a split decision on the claims covered in the sixth petition.  In September 2018, the Federal Circuit upheld the PTAB’s decision with regard to the ‘940 Patent and, in January 2019, the court lifted the stay in this case.  In July 2019, the court issued an order that granted our proposed selection of patent claims from four asserted patents, including the ‘940 Patent, and denied Qualcomm’s request to limit the claims and patents.  The court also agreed that we may elect to pursue accused products that were at issue at the time the case was stayed, as well as new products that were released by Qualcomm during the pendency of the stay.  In September 2019, Qualcomm filed a motion for partial summary judgment in an attempt to exclude certain patents from the case, including the ‘940 Patent.  The court denied this motion in January 2020.

In April 2020, the court issued its claim construction order in which the court adopted our proposed construction for seven of the ten disputed terms and adopted slightly modified versions of our proposed construction for the remaining terms.  Due to the impact of COVID-19, a number of the scheduled deadlines in this case were moved including the trial commencement date which was rescheduled from December 2020 to May 2021.  In October 2020, our damages expert submitted a report supporting our damages ask of $1.3 billion for Qualcomm’s unauthorized use of our technology.  Such amount excludes additional amounts requested by us for interest and enhanced damages for willful infringement.  Ultimately, the amount of damages, if any, will be determined by the court.  Discovery was expected to close in December 2020; however, the court allowed us to designate a substitute expert due to medical issues with one of our experts in the case.  Accordingly, the close of discovery was delayed until January 2021.  As a result of these delays, the court rescheduled the trial commencement date from May 3, 2021 to July 6, 2021.

In March 2021, the court further delayed the trial date citing backlog due to the pandemic, among other factors.  A new trial date was not set and the court indicated the case was unlikely to be tried before November or December 2021.  Fact and expert discovery was completed, expert reports were submitted, and summary judgment and Daubert briefings were submitted by the parties.  Joint pre-trial statements were submitted in May 2021.  In March 2021, the court granted Qualcomm’s motion to strike certain of our 2020 infringement contentions.  As a result of this ruling, in July 2021, we filed a joint motion for entry of a judgment of non-infringement of our Patent No. 7,865,177 (“the ‘177 Patent”), subject to appeal.

In January 2022, the court held a hearing to allow the parties to present their respective positions on three outstanding motions.  The court indicated that upon its ruling on these motions, a pre-trial conference would be scheduled and a trial date set.  On March 9, 2022, the court ruled with respect to one of these motions granting Qualcomm’s motion to strike and exclude opinions regarding the alleged infringement and validity issues.  This court order precluded the presentation of infringement and validity opinions by both of our experts at trial.  On March 22, 2022, the court issued an order granting Qualcomm’s motion for summary judgment ruling that Qualcomm does not infringe the remaining three patents in this case.  On April 20, 2022, we filed a notice of appeal to the United States Court of Appeals for the Federal Circuit.  As a result of the court’s summary judgment motion in favor of Qualcomm, Qualcomm has the right to petition the court for its fees and costs.  The court has granted a Qualcomm motion to delay such a petition until 30 days following the appellate court’s decision.  We are represented in this case on a full contingency fee basis.

ParkerVision v. Apple and Qualcomm (Middle District of Florida-Jacksonville Division)

In December 2015, we filed a patent infringement complaint in the Middle District of Florida against Apple Inc. (“Apple”), LG Electronics, Inc., LG Electronics U.S.A., Inc., and LG Electronics MobileComm U.S.A., Inc. (collectively “LG”), Samsung Electronics Co. Ltd., Samsung Electronics America, Inc., Samsung Telecommunications America LLC, and Samsung Semiconductor, Inc. (collectively “Samsung”), and Qualcomm alleging infringement of four of our patents.  In February 2016, the district court proceedings were stayed pending resolution of a corresponding case filed at the International Trade Commission (“ITC”).  In July 2016, we entered into a patent license and settlement agreement with Samsung and, as a result, Samsung was dismissed from the district court action.  In March 2017, we filed a motion to terminate the ITC proceedings and a corresponding motion to lift the stay in the district court case.  This motion was granted in May 2017.  In July 2017, we filed a motion to dismiss LG from the district court case and re-filed our claims against LG in the District of New Jersey (see ParkerVision v. LG below).  Also in July 2017, Qualcomm filed a motion to change venue to the Southern District of California, and Apple filed a motion to dismiss for improper venue. In March 2018, the district court ruled against the Qualcomm and Apple motions.  The parties also filed a joint motion in March 2018 to eliminate three of the four patents in the case in order to expedite proceedings leaving our U.S. patent 9,118,528 as the only remaining patent in this case.  A claim construction hearing was held on August 31, 2018. In July 2019, the court issued its claim construction order in which the court adopted our proposed claim construction for two of the six terms and the “plain and ordinary meaning” on the remaining terms.  In addition, the court denied a motion filed by Apple for summary judgment.  Fact discovery has closed in this case and a jury trial was scheduled to begin in August 2020.  In March 2020, as a result of the impact of COVID-19, the parties filed a motion requesting an extension of certain deadlines in the case.  In April 2020, the court stayed this proceeding pending the outcome of the infringement case against Qualcomm in the Orlando Division of the Middle District of Florida, which is currently pending an appeal.

ParkerVision v. LG (District of New Jersey)

In July 2017, we filed a patent infringement complaint in the District of New Jersey against LG for the alleged infringement of four patents previously asserted against LG in the Middle District of Florida (see ParkerVision v. Apple and Qualcomm above).  We elected to dismiss the case in the Middle District of Florida and re-file in New Jersey as a result of a Supreme Court ruling regarding proper venue.  In March 2018, the court stayed this case pending a final decision in ParkerVision v. Apple and Qualcomm in the Middle District of Florida.  As part of this stay, LG has agreed to be bound by the final claim construction decision in that case.

ParkerVision v. Intel (Western District of Texas)

In February 2020, we filed a patent infringement complaint in the Western District of Texas against Intel Corporation (“Intel”) alleging infringement of eight of our patents.  The complaint was amended in May 2020 to add two additional patents. In June 2020, we requested that one of the patents be dropped from this case and filed a second case in the Western District of Texas that included this dismissed patent (see ParkerVision v. Intel II below).  Intel’s response to our complaint was filed in June 2020 denying infringement and claiming invalidity of the patents. Intel also filed a motion to transfer venue which the court denied.  In July 2020 and September 2020, Intel filed petitions for Inter Partes Review ("IPR") against two of the patents in this case and in January 2021, the PTAB instituted proceedings with regard to these two petitions (see Intel v. ParkerVision (PTAB) below).

The court issued its claim construction ruling in January 2021 in which the majority of the disputed claim terms were decided in our favor.  The case was scheduled for trial beginning February 7, 2022.  In April 2021, we filed an amended complaint to include additional Intel semiconductors and products, including WiFi devices, to the complaint.  The court suggested that, given the number of patents at issue, the case would be separated into two trials and, as a result of the added products, the first trial date was moved to June 2022.

In January 2022, the PTAB issued its ruling on the IPRs (see Intel v. ParkerVision (PTAB) below).  In February 2022, the parties filed a joint motion with respect to both Intel cases whereby the first case would be narrowed to six total patents asserted against Intel cellular products.  These same six patents would be also asserted in the second Intel case, along with one additional patent from the second case, against Intel WiFi and Bluetooth products.  As a result of the restructuring of the two cases, the trial date was moved to October 2022.  In March 2022, due to discovery delays, the court agreed to move the trial commencement date to December 5, 2022.  In March 2022, Intel filed a motion requesting further claim construction which we opposed, and the court denied.  In May 2022, we filed a motion to amend our complaint to add willful infringement based on information obtained during discovery.  The court granted this motion in June 2022 and we filed an amended complaint.  As a result of additional discovery allowed by the court, the trial date was rescheduled from December 5, 2022 to February 6, 2023.

Beginning in November 2022, the parties filed a number of pre-trial motions.  The court held hearings on these pre-trial motions in January 2023.  The court issued its written orders with regard to these motions immediately prior to the February 6, 2023 trial start date.  As a result of the court's pre-trial rulings, the potential damages in the case decreased significantly.  On February 7, 2023, the parties resolved their outstanding dispute and we have dismissed all pending actions against Intel (see Note 18).

ParkerVision v. Intel II (Western District of Texas)

In  June 2020, to reduce the number of claims in ParkerVision v. Intel, we filed a second patent infringement complaint in the Western District of Texas against Intel that included a single patent that we voluntarily dismissed from the original case.  In July 2020, we amended our complaint adding two more patents to the case.  Intel responded to the complaint denying infringement and claiming invalidity of the patents.  In January 2021, Intel filed a petition for IPR against one of the patents in this case and in July 2021, the PTAB instituted proceedings with regard to this petition (see Intel v. ParkerVision (PTAB) below).  We filed an amended complaint in 2021 adding Intel WiFi and Bluetooth products to the case.  Two claim construction hearings were held in June 2021 and July 2021 and the court’s claim construction ruling was largely decided in our favor.  The case was scheduled for trial in October 2022.  In February 2022, the parties filed a joint motion which provided that the Intel II case would assert the same six patents from the first Intel case, provided none of the patents were invalidated in the first case, as well as one additional patent, depending on the outcome of the pending IPR proceeding.  On February 7, 2023, the parties resolved their outstanding dispute and we have dismissed all pending actions against Intel (see Note 18).

Intel v. ParkerVision (PTAB)

Intel filed IPR petitions against U.S. patent 7,539,474 (“the ‘474 Patent”) and U.S. patent 7,110,444 ("the ‘444 Patent") which were both asserted in ParkerVision v. Intel.  Intel also filed a petition for IPR against U.S. patent 8,190,108 (“the ‘108 patent”) which is asserted in ParkerVision v. Intel II.  In January 2021, the PTAB issued its decision to institute IPR proceedings for the ‘444 Patent and the ‘474 Patent.  An oral hearing was held on November 1, 2021 and final decisions from the PTAB on the ‘474 Patent and the ‘444 Patent were issued in January 2022. The PTAB ruled against us with respect to the single challenged claim of the ‘444 Patent and ruled in our favor with respect to the seven challenged claims of the ‘474 Patent.  The ‘444 Patent has subsequently been excluded from the narrowed claims asserted in ParkerVision v. Intel.  In July 2022, we appealed the PTAB decision on the '444 Patent to the Federal Circuit.

In July 2021, the PTAB issued its decision to institute IPR proceedings for the ‘108 Patent.  We filed our response to this petition in October 2021 and an oral hearing was scheduled for April 2022.  A final decision from the PTAB was issued in June 2022 in which the PTAB ruled against us with respect to all of the challenged claims of the '108 Patent.  We filed a notice of appeal with the Federal Circuit with respect to this IPR decision.  Following the parties' resolution of outstanding disputes (see ParkerVision v. Intel above), Intel withdrew as a party to these appeals.

Additional Patent Infringement Cases – Western District of Texas

ParkerVision filed a number of additional patent cases in the Western District of Texas in 2020 including cases against (i) TCL Industries Holdings Co., Ltd, a Chinese company, TCL Electronics Holdings Ltd., Shenzhen TCL New Technology Co., Ltd, TCL King Electrical Appliances (Huizhou) Co., Ltd., TCL Moka Int’l Ltd. and TCL Moka Manufacturing S.A. DE C.V. (collectively “TCL”), (ii) Hisense Co., Ltd. and Hisense Visual Technology Co., Ltd (collectively “Hisense”), a Chinese company, (iii) Buffalo Inc., a Japanese company (“Buffalo”) and (iv) Zyxel Communications Corporation, a Chinese multinational electronics company headquartered in Taiwan, (“Zyxel”).  Each case alleged infringement of the same ten patents by products that incorporate modules containing certain WiFi semiconductors manufactured by Realtek and/or MediaTek.  In May 2021, a case alleging infringement of the same ten patents was filed against LG Electronics, a South Korean company ("LGE").  Each of the defendants have filed responses denying infringement and claiming invalidity of the patents, among other defenses.  A second case was filed against Hisense in June 2021 alleging infringement of two additional patents and a second case was filed against TCL in November 2022 alleging infringement of the same two additional patents.  In November 2022, patent infringement actions were also filed against Taiwanese companies, Realtek Semiconductor Corp. ("Realtek") and MediaTek Inc. and MediaTek USA Inc. (collectively, "MediaTek") for infringement of four U.S. patents that are included in the other Texas cases.

We dismissed the actions against Buffalo and Zyxel in 2021 following satisfaction of the parties' obligations under patent license and settlement agreements.  In November 2022, we dismissed the two cases against Hisense following satisfaction of the parties' obligations under a patent license and settlement agreement.

The court has issued claim construction recommendations for the TCL and LGE cases, in which nearly all of the claim terms were decided in our favor.  In November 2022, the PTAB issued its written decision in two IPRs asserted by TCL and LGE against two of the patents asserted against them (see TCL, et. al. v. ParkerVision (PTAB) below).  The PTAB ruled that the challenged claims of both patents were unpatentable.  We intend to appeal this decision.

In January 2023, the cases against TCL were stayed pending final resolution of the Realtek case that was filed in November 2022.  In addition, in February 2023, the case against LGE was stayed pending final resolution of the cases against Realtek and MediaTek and the outstanding IPR actions to which LGE is a party.

TCL, et. al. v. ParkerVision (PTAB)
In May 2021, TCL, along with Hisense, filed IPR petitions against U.S. patent 7,292,835 (“the ‘835 Patent”) and the ‘444 Patent, both of which are asserted in the infringement cases against these parties in the Western District of Texas.  In November 2021, the PTAB issued its decision to implement IPR proceedings for these two patents.  In December 2021, LGE filed nearly identical petitions against the same two patents along with a joinder motion requesting to join the existing petitions filed by TCL and Hisense.  In April 2022, the PTAB granted LGE's joinder motion.  Oral hearings for these IPRs were held in September 2022.  As part of a patent license and settlement agreement entered into with Hisense in November 2022, Hisense withdrew its participation in these IPR proceedings.  In November 2022, the PTAB issued its written decision ruling that the challenged claims for both patents were unpatentable.  We intend to appeal this decision.

14. STOCK AUTHORIZATION AND ISSUANCE

Preferred Stock

We have 15 million shares of preferred stock authorized for issuance at the direction of our board of directors (the “Board”).  On November 17, 2005, our Board designated 0.1 million shares of authorized preferred stock as the Series E Preferred Stock in conjunction with its adoption of a Shareholder Protection Rights Agreement.  As of December 31, 2022, we had no outstanding preferred stock.

Common Stock

We have 175 million shares of common stock authorized for issuance as of December 31, 2022.  Our shareholders approved amendments to our articles of incorporation in September 2021 increasing the number of our authorized shares of common stock from 140 million to 150 million shares and in September 2022 increasing the number of our authorized shares of common stock from 150 million to 175 million shares.

As of December 31, 2022, we have 34.7 million shares reserved for issuance under outstanding warrants and options and 32.7 million shares reserved for issuance upon conversion of our outstanding convertible notes.  In addition, we have 0.36 million shares reserved for future issuance under equity compensation plans and 2.0 million shares reserved for future issuance upon payment of interest in-kind on our convertible notes.

Stock and Warrant Issuances – Equity Based Financings

The following table presents a summary of completed equity-based financing transactions for the years ended December 31, 2021 and 2022 (in thousands, except for per share amounts):

Date	Transaction	# of Common Shares/ Units Sold	Average Price per Share/ Unit	# of Warrants Issued (in 000’s)	Average Exercise Price per Warrant	Net Proceeds (1)
January 2021	Private placement of common stock with CPRs	2,976	$0.35	-	-	$1,040
March 2021	Private placement of common stock with warrants	3,231	$1.29	1,619	$1.75	$4,156
December 2021	Private placement of common stock with warrants	1,053	$0.95	526	$1.00	$1,000
November 2022	Private placement of common stock	1,000	$0.20	-	-	$200
December 2022	Private placement of common stock	1,000	$0.20	-	-	$200

(1)	After deduction of applicable offering costs. Net proceeds are inclusive of the value of the CPRs that are classified as long-term debt (see Note 10).

Private Placements

In January 2021, we entered into securities purchase agreements with accredited investors for the sale of an aggregate of 2,976,430 shares of our common stock at a price of $0.35 per share for aggregate proceeds of $1.0 million. The securities purchase agreements include contingent payment rights. Approximately $0.4 million of the proceeds were allocated to unsecured contingent payment obligations based on the initial fair value estimate of the CPRs (see “Unsecured Contingent Payment Obligations” in Note 10). The shares were registered for resale on a registration statement that was declared effective on April 26, 2021 (File No. 333-255217).

In March 2021, we entered into securities purchase agreements with accredited investors for the sale of 3,230,942 shares of our common stock and 1,619,289 warrants at a price of $1.29 per common share for aggregate proceeds of approximately $4.2 million. The warrants have an exercise price of $1.75 per share and expire in March 2026. The shares, including the shares underlying the warrants, were registered for resale on a registration statement that was declared effective on April 26, 2021 (File No. 333-255217). We used $3.0 million of the proceeds from this transaction to satisfy outstanding obligations for patent enforcement legal fees and expenses.

In December 2021, we entered into a securities purchase agreement with an accredited investor for the sale of 1,052,631 shares of our common stock and 526,315 warrants at a price of $0.95 per common share for aggregate proceeds of $1.0 million. The warrants have an exercise price of $1.00 per share and expire in December 2026. The shares, including the shares underlying the warrants, were registered for resale on a registration statement that was declared effective on January 24, 2022 (File No. 333-262147).

In November and December 2022, we entered into securities purchase agreements with accredited investors for the sale of 2,000,000 shares of our common stock at a price of $0.20 per share for aggregate proceeds of $0.4 million.  We also entered into a registration rights agreement with the investors pursuant to which we will register the shares underlying the notes.  We have committed to file the registration statement by April 7, 2023 and to cause the registration statement to become effective by April 30, 2023 (or in the event of a review by the Securities and Exchange Commission, by June 30, 2023).  The registration rights agreements provide for liquidated damages upon the occurrence of certain events including failure by us to file the registration statement or cause it to become effective by the deadlines set forth above.  The amount of the liquidated damages is 1.0% of the aggregate subscription upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%, or approximately $0.02 million.

Stock and Warrant Issuances – Payment for Services

In October 2022, we entered into an agreement with Tailwinds Research Group LLC (“Tailwinds”) to provide continuing digital marketing services to us through December 2024.  As consideration for services to be provided under the term of the agreement, we extended the expiration date for warrants previously issued to Tailwinds in 2020 under a prior services agreement.  The warrants allow for the purchase of up to 200,000 shares of our common stock at an exercise price of $1.00 per share and the expiration date was extended from March 2023 to March 2026.  The fair value of the modification of the warrants was valued at approximately $0.02 million using the Black-Scholes method and will be recognized as expense over the term of the new agreement.

On May 22, 2020, we entered into an agreement with Intro-Act to provide research and shareholder relations services.  As consideration for services under the agreement, we issued 50,000 shares of unregistered common stock on each of July 14, 2020, October 30, 2020, January 12, 2021 and April 6, 2021 with an aggregate value of approximately $0.05 million for the year ended  December 31, 2021 and $0.1 million for the year ended December 31, 2022.  In June 2021, we extended our agreement with Intro-Act and issued 100,000 shares of unregistered common stock valued at approximately $0.12 million as consideration for services to be provided over the twelve-month extended term of the agreement.  In August 2022, we again extended our agreement with Intro-Act and issued 150,000 shares of unregistered common stock valued at approximately $0.03 million as consideration for services to be provided over the six-month extended term of the agreement.  The value of the shares was recognized as consulting expense over the term of the agreements.  We are not obligated to register the shares for resale.

On October 30, 2020, we entered into a consulting services agreement with a third-party to provide shareholder relations services.  As consideration for services provided under the twelve-month term of the agreement, we issued 70,000 shares of unregistered common stock for a non-refundable retainer for services valued at approximately $0.02 million.  The agreement included a CPR to receive up to $0.02 million from patent-related proceeds. The CPR was recorded as debt at its estimated fair value of approximately $0.1 million (see “Unsecured Contingent Payment Obligations” in Note 10).  In April 2021, we amended the consulting services agreement and extended the term through December 31, 2021.  We issued 35,000 shares of our unregistered common stock valued at approximately $0.04 million as compensation over the remaining term of the agreement.  The value of the shares issued was recognized as consulting expense over the term of the agreement.

On November 22, 2022, we entered into an agreement with a third party to provide consulting services.  As consideration for services provided under the twelve-month term of the agreement, we issued non-plan options to purchase 200,000 shares of unregistered common stock at an exercise price of $0.21 per share valued at approximately $0.03 million.  The options vest in four equal three-month increments beginning November 22, 2022 and will expire three years from the date of the grant.  The value of the stock issued will be recognized as a consulting expense over the term of the agreement.  We have agreed to register the shares underlying the option.

In addition, from time to time, we issue restricted stock awards under our approved equity plans to third party consultants as share-based compensation.  During the year ended December 31, 2021, we issued 217,143 RSAs valued at $0.3 million under our 2019 long-term incentive equity plan to non-employees as compensation under consulting agreements (see Note 15).

Common Stock Warrants

We had outstanding warrants for the purchase of up to 10.3 million shares of our common stock as of December 31, 2022 and 2021.  The estimated grant date fair value of these warrants of $3.2 million and is included in shareholders’ deficit in our consolidated balance sheets.  As of December 31, 2022, our outstanding warrants have an average exercise price of $0.75 per share and a weighted average remaining life of approximately 2.1 years.

Shareholder Protection Rights Agreement

On November 20, 2020, we adopted a second amendment to our Shareholder Protection Rights Agreement (“Rights Agreement”) dated November 21, 2005, as amended.  The amendment extends the expiration date of the Rights Agreement from November 20, 2020 to November 20, 2023 and decreases the exercise price of the rights from $14.50 to $8.54.

The Rights Agreement provided for the issuance, on November 29, 2005, as a dividend, rights to acquire fractional shares of Series E Preferred Stock. We did not assign any value to the dividend, as the value of these rights is not believed to be objectively determinable. The principal objective of the Rights Agreement is to cause someone interested in acquiring us to negotiate with our Board rather than launch an unsolicited or hostile bid. The Rights Agreement subjects a potential acquirer to substantial voting and economic dilution. Each share of common stock issued by ParkerVision will include an attached right.

The rights initially are not exercisable and trade with the common stock of ParkerVision. In the future, the rights may become exchangeable for shares of Series E Preferred Stock with various provisions that may discourage a takeover bid. Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of us more costly to the potential acquirer. The rights may separate from the common stock following the acquisition of 15% or more of the outstanding shares of common stock by an acquiring person. Upon separation, the holder of the rights may exercise their right at an exercise price of $8.54 per right (the “Exercise Price”), subject to adjustment and payable in cash. Upon payment of the Exercise Price, the holder of the right will receive from us that number of shares of common stock having an aggregate market price equal to twice the Exercise Price, as adjusted. The Rights Agreement also has a flip over provision allowing the holder to purchase that number of shares of common/voting equity of a successor entity, if we are not the surviving corporation in a business combination, at an aggregate market price equal to twice the Exercise Price. We have the right to substitute for any of our shares of common stock that we are obligated to issue, shares of Series E Preferred Stock at a ratio of one ten-thousandth of a share of Series E Preferred Stock for each share of common stock. The Series E Preferred Stock, if and when issued, will have quarterly cumulative dividend rights payable when and as declared by the Board, liquidation, dissolution and winding up preferences, voting rights and will rank junior to other securities of ParkerVision unless otherwise determined by the Board. The rights may be redeemed upon approval of the Board at a redemption price of $0.01.  As of December 31, 2022, there are no Series E preferred shares outstanding.

15. SHARE-BASED COMPENSATION

For the years ended December 31, 2022 and 2021 we recognized share-based compensation expense of approximately $3.1 million and $3.3 million, respectively.  Share-based compensation is included in selling, general, and administrative expenses in our consolidated statements of comprehensive loss.  From time to time, we issue fully vested share-based compensation awards to third parties as prepaid retainers for services over a specified period.  The cost of these awards is recorded as a prepaid asset and expensed to selling, general and administrative expense over the service period (see Note 4).

As of December 31, 2022, there was $0.2 million of total unrecognized compensation cost related to all non-vested share-based compensation awards.  That cost is expected to be recognized over a weighted-average period of approximately 1.3 years.

Stock Incentive Plans

2019 Long-Term Incentive Equity Plan

We adopted a long-term incentive equity plan in August 2019 that, as amended in January 2021, provides for the grant of stock-based awards to employees, officers, directors, and consultants, not to exceed 27.0 million shares of common stock (the “2019 Plan”).  The 2019 Plan provides for benefits in the form of nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock-based awards.  Forfeited and expired options under the 2019 Plan become available for reissuance.  The plan provides that non-employee directors may not be granted awards during any calendar year that exceed the lesser of 1.0 million shares or $175,000 in value, calculated based on grant-date fair value.  At December 31, 2022, 281,467 shares of common stock were available for future grants under the 2019 Plan.  The 2019 Plan was amended in January 2023 (see Note 18).

2011 Long-Term Incentive Equity Plan

We adopted a long-term incentive equity plan in September 2011 that, as amended in 2014, 2016 and 2017, provides for the grant of stock-based awards to employees, officers, directors and consultants, not to exceed 3.0 million shares of common stock (the “2011 Plan”).  The 2011 Plan provides for benefits in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock-based awards.  Forfeited and expired options under the 2011 Plan become available for reissuance.  The plan provides that no participant may be granted awards in excess of 150,000 shares in any calendar year.  At December 31, 2022, 61,302 shares of common stock were available for future grants under the 2011 Plan. In January 2023, we ceased any future grants under the 2011 Plan.

2008 Equity Incentive Plan

We adopted an equity incentive plan in August 2008 (the “2008 Plan”). The 2008 Plan provides for the grant of stock-based awards to employees (excluding named executives), directors and consultants, not to exceed 50,000 shares of common stock. The 2008 Plan provides for benefits in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, and other stock-based awards. Forfeited and expired options under the 2008 Plan become available for reissuance. The plan provides that no participant may be granted awards in excess of 5,000 shares in any calendar year.  At December 31, 2022, 20,473 shares of common stock were available for future grants under the 2008 Plan.  In January 2023, the 2008 Plan was terminated.

Restricted Stock Awards

RSAs are issued as executive and employee incentive compensation and as payment for services to others.  The value of the award is based on the closing price of our common stock on the date of grant.  RSAs are generally immediately vested.

Restricted Stock Units

RSUs are issued as incentive compensation to executives, employees, and non-employee directors.  Each RSU represents a right to one share of our common stock, upon vesting.  The RSUs are not entitled to voting rights or dividends, if any, until vested.  RSUs generally vest over a one to three year period for employee awards and a one year period for non-employee director awards.  The fair value of RSUs is generally based on the closing price of our common stock on the date of grant and is amortized to share-based compensation expense over the estimated life of the award, generally the vesting period.

RSAs and RSUs

The following table presents a summary of RSA and RSU activity under the 2008, 2011, and 2019 Plans (collectively, the “Stock Plans”) as of December 31, 2022 (shares in thousands):

	Non-vested Shares
	Shares	Weighted-Average Grant Date Fair Value
Non-vested at beginning of year	-
Granted	166	0.18
Vested	(166)	0.18
Forfeited	-	-
Non-vested at end of year	-	$-

The total fair value of RSAs and RSUs vested under the Stock Plans for the years ended  December 31, 2022 and 2021 was approximately $0.03 million and $0.6 million, respectively.

Stock Options

Stock options are issued as incentive compensation to executives, employees, consultants and non-employee directors.  Stock options are generally granted with exercise prices at or above fair market value of the underlying shares at the date of grant.  Fair market value of the underlying shares is determined based on observable market prices at the date of the grant.  The fair value of options granted is estimated using the Black-Scholes option pricing model.  Generally, fair value is determined as of the grant date.  Options for employees, including executives and non-employee directors, are generally granted under the Stock Plans.

The following table presents a summary of option activity under the Stock Plans for the year ended December 31, 2022 (shares in thousands):

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($)
Outstanding at beginning of year	23,215	$0.42
Granted	1,450	0.19
Exercised	(485)	0.17
Forfeited/Expired	-	-
Outstanding at end of year	24,180	0.41	3.6	$542
Vested at end of year	22,943	$0.42	3.3	$489

The weighted average per share fair value of options granted during the years ended December 31, 2022 and 2021 was $0.17 and $0.46, respectively.  The total fair value of option shares vested was $3.0 million and $3.4 million for the year ended December 31, 2022 and 2021, respectively.

The fair value of option grants under the Stock Plans for the years ended December 31, 2022 and 2021, respectively, was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2022	2021
Expected option term (in years) [1]	5	4
Expected volatility factor [2]	143.9 - 155.9%	141.1%
Risk-free interest rate [3]	3.05 - 4.09%	0.36%
Expected annual dividend yield	0%	0%

1 The expected term was generally determined based on historical activity for grants with similar terms and for similar groups of employees and represents the period of time that options are expected to be outstanding.  For employee options, groups of employees with similar historical exercise behavior are considered separately for valuation purposes.

2 The stock volatility for each grant is measured using the weighted average of historical daily price changes of our common stock over the most recent period equal to the expected option life of the grant.

3 The risk-free interest rate for periods equal to the expected term of the share option is based on the U.S. Treasury yield curve in effect at the measurement date.

Options by Price Range

The options outstanding at December 31, 2022 under the Stock Plans have exercise price ranges, weighted average contractual lives, and weighted average exercise prices as follows (weighted average lives in years and shares in thousands):

	Options Outstanding			Options Vested
Range of Exercise Prices	Number Outstanding at December 31, 2022	Wtd. Avg. Exercise Price	Wtd. Avg. Remaining Contractual Life	Number Exercisable at December 31, 2022	Wtd. Avg. Exercise Price	Wtd. Avg. Remaining Contractual Life
$0.171 - $0.33	10,254	$0.18	4.5	9,017	$0.18	3.7
$0.50 - $0.75	13,553	0.54	3.0	13,553	0.54	3.0
$1.98 - $2.97	373	2.02	1.5	373	2.02	1.5
	24,180	$0.41	3.6	22,943	$0.42	3.3

We issue new shares of our common stock upon exercise of options or vesting of RSUs or RSAs under the Stock Plans.  The shares underlying the Stock Plans are registered.  Cash received from option exercises for the years ended December 31, 2022 and 2021, was $0.1 million and $0.3. million, respectively.

16. RELATED PARTY TRANSACTIONS

We paid approximately $0.01 million and $0.1 million in 2022 and 2021, respectively, for patent-related legal services to SKGF, of which Robert Sterne, one of our directors since September 2006, is a partner.  In addition, we paid approximately $0.1 million in both 2022 and 2021 for principal and interest on the SKGF Note (see Note 8).  The SKGF Note has an outstanding balance, including accrued interest, of approximately $0.6 million at December 31, 2022.

In May 2022, we sold an aggregate of $0.1 million in promissory notes, convertible into shares of our common stock at a fixed conversion price of $0.13 to Paul Rosenbaum, one of our directors since December 2016.  As of December 31, 2022, Mr. Rosenbaum holds $0.2 million of our convertible promissory notes convertible into 1.02 million shares of common stock.

In August 2022, we sold an aggregate of $0.03 million in promissory notes, convertible into approximately 0.2 million shares of our common stock at a fixed conversion price of $0.13 to Sanford Litvack, who became an independent director in October 2022. In January 2023, Mr. Litvack purchased 62,500 shares of our common stock at $0.16 per share in a private placement transaction (see Note 18).

17. CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject us to a concentration of credit risk principally consist of cash and cash equivalents. Cash and cash equivalents are primarily held in bank accounts and overnight investments. At times our cash balances on deposit with banks may exceed the balance insured by the F.D.I.C.

18. SUBSEQUENT EVENTS

In February 2023, we entered into a confidential patent license and settlement agreement and in March 2023, we received a payment of $25 million with respect thereto.

In February 2023, we dismissed our two patent enforcement actions against Intel Corporation (see Note 13).

In January 2023, we received aggregate proceeds of approximately $0.7 million from the sale of convertible notes to accredited investors.  The notes mature five years from the date of issuance and are convertible, at the holders' option, into shares of our common stock at a fixed conversion price of $0.16 per share, except that the maturity date of $0.5 million of the notes may be extended for up to ten (10) one-year periods at the option of the holder.  The notes bear interest at a stated rate of 9% per annum.  Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our common stock, or a combination thereof.  In January 2023, we received aggregate proceeds of approximately $0.14 million from the sale of common stock to accredited investors at a price of $0.16 per share.  We entered into registration rights agreements with the investors pursuant to which we will register the shares.  We have committed to file the registration statement by April 7, 2023 and to cause the registration statement to become effective by April 30, 2023 (or in the event of a review by the Securities and Exchange Commission, by June 30, 2023).  The registration rights agreements provide for liquidated damages upon the occurrence of certain events including failure by us to file the registration statement or cause it to become effective by the deadlines set forth above.  The amount of the liquidated damages is 1.0% of the aggregate subscription upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%, or approximately $0.05 million.

On January 16, 2023, the Board amended the 2019 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the 2019 Plan from 27 million shares to 30 million shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution

SEC registration fee	$126
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Filing fees and miscellaneous	1,000
Total	$21,126

Item 14.  Indemnification of Directors and Officers.

The laws of the State of Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officer’s insurance which includes insurance for claims against these persons brought under securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

The information contained in the prospectus under the headings “The Private Placements” is incorporated herein by reference.

Convertible Notes

From January 2020 through June 2022, we sold convertible notes to accredited investors that are convertible, at the holders’ option, into shares of our Common Stock at fixed conversion prices including (i) January 8, 2020 sale of notes with a fixed conversion price of $0.13 per share for aggregate proceeds of $450,000, (ii) May 10, 2022 through August 3, 2022 sale of notes with a fixed conversion price of $0.13 per share for aggregate proceeds of $1,667,500 (collectively, the “Notes”).

The Notes mature five years from the date of issuance, with the exception of the January 2020 notes which have a maturity date that will automatically extend in one-year increments after the initial five-year maturity date, for an aggregate of up to ten additional years unless the holder, at the holder’s sole option, revokes the automatic extension.  The Notes all bear interest at a stated rate of 8.0% per annum, except that the January 2020 notes bear interest at 8.0% for the first five years and 2.0% thereafter if the maturity date is extended beyond five years.  Interest is payable quarterly, and we may elect, subject to certain equity conditions, to pay interest in cash, shares of our Common Stock (“Repayment Shares”), or a combination thereof.  In an event of default, the interest rate increases to 12% per annum and the outstanding principal balance of the Notes plus all accrued interest due may be declared immediately payable by the holders of a majority of the then outstanding principal balance of the Notes.

The number of Repayment Shares is determined by dividing the interest payment amount by the closing price of our Common Stock on the trading day prior to the interest payment date, which may be less than the stated conversion price of the Notes. We may only elect to issue Repayment Shares if (i) no event of default has occurred or is occurring, (ii) the holder has not been issued greater than 14.99% of our then outstanding shares, inclusive of the Repayment Shares being issued, unless expressly waived by the Board, (iii) the Repayment Shares are registered on an effective Registration Statement or otherwise subject to an exemption therefrom, and (iv) our shares are listed or quoted on a market or exchange which includes the OTCQB, the OTCQX or the “Pink Sheets” published by the OTC Market Groups.

With the exception of the January 8, 2020 notes which have no prepayment option, we have the option to prepay the then outstanding principal amount of the Notes, along with any accrued interest (“Prepayment Amount”) any time following the one-year anniversary of the issuance date, upon at least thirty (30) days’ written notice to the holder (“Prepayment Notice”).  The holder will have the right, upon written notice within twenty (20) business days of receipt of the Prepayment Notice, to convert all or a portion of the Prepayment Amount into shares of our Common Stock at the fixed conversion price. Any Prepayment Amount in cash will include a premium of 25% prior to the two-year anniversary of the Notes issuance date, 20% prior to the three-year anniversary of the Notes issuance date, 15% prior to the four-year anniversary of the Notes issuance date, or 10% thereafter.

Under the terms of the Notes, no holder shall have the right to convert the notes to the extent that, after giving effect to such conversion, the holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the conversion. Upon written notice to us, a holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. One of the note holders, GEM Partners, LP, has increased its maximum percentage to 9.99%.

The Notes were offered and sold on a private placement basis in reliance on Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The shares underlying the January 2020 notes, including shares reserved for in-kind interest payments on the notes, were registered for resale on a registration statement that was declared effective on April 28, 2020 (File No. 333-237762).   The shares underlying the May to August 2022 notes, including shares reserved for in-kind interest payments on the notes, were registered for resale on a registration statement that was declared effective on August 22, 2022 (File No. 333-266777).

To date, notes with an aggregate principal balance of $0.2 million have been converted, at the option of the holder, into shares of our Common Stock.

Sale of Common Stock

In January 2020, we sold an aggregate of (i) 1,169,232 shares of our Common Stock at a purchase price of $0.13 per share and (ii) 166,667 shares of our Common Stock at a purchase price of $0.15 per share in private placement transactions with accredited investors for aggregate proceeds of approximately $177,000.  In March 2020, we sold an aggregate of 2,571,432 shares of our Common Stock at a purchase price of $0.35 per share in a private placement transaction with accredited investors for aggregate proceeds of approximately $900,000.  The shares from the January and March transactions were registered on a registration statement that was declared effective on April 28, 2020 (File No. 333-237762).

The securities purchase agreements for the March 2020 transaction were amended on May 1, 2020 in order to add a contingent payment right whereby we will pay each investor an allocated portion of our share of proceeds from patent-related actions after taking into account fees and expenses payable to law firms representing us and amounts payable to Brickell, up to an amount equal to the investors’ aggregate subscription amount, or $0.9 million.

From April 2020 through January 2021, we sold an aggregate of 13,834,306 shares of our Common Stock at a price of $0.35 per share for proceeds of $4,842,000.  The investors in each of these transactions received a contingent payment right (“CPR”) whereby we will pay each investor an allocated portion of our future net proceeds from our patent claims, after taking into account fees and expenses payable to law firms representing us and amounts payable to our litigation financer.  Each investor’s allocated portion of such net proceeds will be determined by multiplying (i) the net proceeds recovered by us, up to $10 million by (ii) the quotient of such investor’s subscription amount divided by $10 million, up to an amount equal to each investor’s subscription amount, or an aggregate of approximately $4.84 million. The shares sold from April 2020 to August 2020 were registered for resale on a registration statement that was declared effective on September 2, 2020 (File No. 333-248242).  The shares sold subsequent to August 2020 through January 2021 were registered for resale on a registration statement that was declared effective on April 26, 2021 (File No. 333-255217).

Sale of Common Stock and Warrants

On March 29, 2021, we entered into securities purchase agreements with accredited investors for the sale of an aggregate of 3,230,942 shares of our Common Stock and 1,615,475 Warrants at a price of $1.29 per share of Common Stock for proceeds of approximately $4.17 million (the “March 2021 PIPE”).  Partner Capital Group (“PCG”) acted as a nonexclusive marketing and consulting representative with respect to the sale of Common Stock and Warrants sold in the March 2021 PIPE.  We paid PCG an aggregate of $9,840 and issued PCG’s designees an aggregate of 3,814 Warrants as consideration for services.  The Warrants are immediately exercisable at an exercise price of $1.75 per share, expire March 29, 2026 and are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets to our shareholders.  The Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The holder of the Warrants may increase (up to 14.99%) or decrease this percentage by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holder of the Warrants will be entitled to receive, upon exercise of such Warrants, the kind and amount of securities, cash or other property that the holder would have received had they exercised the Warrants immediately prior to such transaction. The Warrants do not contain voting rights or any of the other rights or privileges as a holder of our Common Stock.  The shares were registered for resale on a registration statement that was declared effective on April 26, 2021 (File No. 333-255217).

On December 14, 2021, we entered into a securities purchase agreement with an accredited investor for the sale of an aggregate of 1,052,631 shares of our Common Stock and 526,315 Warrants at a price of $0.95 per share of Common Stock for proceeds of $1.0 million. The Warrants are immediately exercisable at an exercise price of $1.00 per share, expire December 14, 2026 and are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets to our shareholders.  The Warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The holder of the Warrants may increase (up to 14.99%) or decrease this percentage by providing at least 61 days’ prior notice to the Company.  In the event of certain corporate transactions, the holder of the Warrants will be entitled to receive, upon exercise of such Warrants, the kind and amount of securities, cash or other property that the holder would have received had it exercised the Warrants immediately prior to such transaction.  The Warrants do not contain voting rights or any of the other rights or privileges as a holder of our Common Stock. The shares were registered for resale on a registration statement that we declared effective on January 24, 2022 (File No. 333-262147).

Repayment of Outstanding Obligations

On January 9, 2020, we issued 214,000 shares of our Common Stock as repayment in-kind of approximately $28,000 in principal and interest, pursuant to a promissory note with Mark Fisher dated June 7, 2019, as amended (the “Fisher Note”).  The Fisher Note was an unsecured, short-term note with an original maturity at the early of ninety (90) days following the issuance date or upon our receipt of additional litigation financing and an interest rate of 18% per annum.  In September 2019, the Fisher Note was amended to extend the maturity date to December 2019 and increase the interest rate to 20% per annum.

On January 15, 2020, we issued 500,000 shares of our Common Stock as repayment of approximately $75,000 in outstanding accounts payable to Stacie Wilf, a related party.  The amounts were payable as a result of funds advanced by Ms. Wilf for sales support and advertising costs for our Milo product in 2019.

On February 28, 2020, we issued 1,526,426 shares of our Common Stock as repayment in-kind of approximately $237,000 in principal and accrued interest pursuant to a promissory note with the Thomas Staz Revocable Trust dated May 15, 2019, as amended (the “Staz Note”). The Staz Note was an unsecured, short-term note with an original maturity at the early of ninety (90) days following the issuance date or upon our receipt of additional litigation financing and an interest rate of 18% per annum.  In August 2019, the Staz Note was amended to extend the maturity date to September 2019 and increase the interest rate to 20% per annum.  In September 2019, the Staz Note was further amended to extend the maturity date to December 2019.  The Staz Note was repaid in Common Stock at an average conversion price of approximately $0.16 per share.

The shares were all registered on a registration statement that was declared effective on April 28, 2020 (File No. 333-237762).

Consulting Agreements

On February 10, 2020, we entered into a business consulting and retention agreement with Chelsea Investor Relations (“Chelsea”) to provide business advisory services to us.  As consideration for services to be provided under the 24-month term of the consulting agreement, we issued 500,000 shares of unregistered Common Stock in exchange for a nonrefundable retainer for services valued at approximately $150,000.

On March 16, 2020, we entered into an agreement with Tailwinds Research Group LLC (“Tailwinds”) to provide digital marketing services to us.  As consideration for services to be provided under the twelve-month term of the agreement, we issued immediately exercisable warrants for the purchase up to 200,000 shares of our Common Stock with an exercise price of $1.00 per share (the “Tailwinds Warrant”). The Tailwinds Warrant was amended in October 2022 in consideration for services to be provided by Tailwinds through December 2024.  The amendment extended the original expiration date of the Tailwinds Warrant from March 16, 2023 to March 16, 2026.   The Tailwinds Warrant is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.  The Tailwinds Warrant was offered and sold on a private placement basis in reliance on Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The shares underlying the Tailwinds Warrant and the Chelsea agreement were registered on a registration statement that was declared effective on April 28, 2020 (File No. 333-237762).

In May 2020, we entered into an agreement with Intro-Act to provide research and shareholder relations services.  As consideration for services under the agreement, we issued 50,000 shares of unregistered Common Stock on July 14, 2020, October 30, 2020, January 12, 2021 and April 6, 2021 with an aggregate value of $138,000.  In June 2021, we extended our agreement with Intro-Act and issued 100,000 shares of unregistered Common Stock valued at approximately $122,000 as consideration for services to be provided over the twelve-month term of the agreement.  On August 1, 2022, we extended our agreement with Intro-Act through December 2022 and issued 150,000 shares of unregistered Common Stock valued at approximately $25,500 as consideration for services to be provided over the remaining term. We are not obligated to register the shares for resale.

On June 8, 2020, we entered into a consulting and retention agreement with Tony Vignieri to provide media advisory services.  As consideration for services provided under the term of the agreement, which extend through December 31, 2020, we issued 30,000 shares of our unregistered Common Stock for a non-refundable retainer for services valued at approximately $13,800.

On October 30, 2020, we entered into a consulting services agreement with a third-party to provide shareholder relations services.  As consideration for services provided under the twelve-month term of the agreement, we issued 70,000 shares of unregistered Common Stock for a non-refundable retainer for services valued at approximately $24,000.  The agreement included a CPR to receive up to $24,500 million from patent-related proceeds.  In April 2021, we extended the term of this agreement by six months and issued 35,000 shares of unregistered Common Stock as a non-refundable retainer for services value at approximately $40,000.  We are not obligated to register the shares for resale.

On January 25, 2021, we amended our business consulting and retention agreement with Chelsea Investor Relations (“Chelsea amendment”) to increase the compensation for services over the remaining term and to extend the term of the agreement through February 2024.  As consideration for the amended agreement, we issued 500,000 shares of unregistered Common Stock in exchange for a nonrefundable retainer for services valued at approximately $325,000.

The shares underlying the Vignieri agreement and the Chelsea amendment were registered on a registration statement that was declared effective on April 26, 2021 (File No. 333-255217).

Warrants

On February 28, 2020, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with Aspire Capital Fund, LLC (“Aspire”), with respect to warrants issued in July and September 2018 (the “2018 Warrants”) that are exercisable, collectively, into 5,000,000 shares of our Common Stock.  The Warrant Amendment Agreement provided for a reduction in the exercise price for the 2018 Warrants from $0.74 to $0.35 per share and the issuance of a new warrant for the purchase of 5,000,000 shares of our Common Stock at an exercise price of $0.74 per share (“New Aspire Warrant”).  The New Aspire Warrant expires February 28, 2025 and is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets to our shareholders.  The New Aspire Warrant contains provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The holder of the New Aspire Warrant may increase (up to 19.99%) or decrease this percentage by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holder of the New Aspire Warrant will be entitled to receive, upon exercise of such New Aspire Warrant, the kind and amount of securities, cash or other property that the holder would have received had they exercised the New Aspire Warrant immediately prior to such transaction. The New Aspire Warrant does not contain voting rights or any of the other rights or privileges as a holder of our Common Stock.

The shares underlying the 2018 Warrants are currently registered pursuant to a registration statement on Form S-1 (File No. 333-226738).  The Warrant Amendment Agreement added a call provision to the 2018 Warrants whereby we may, after December 31, 2020, call for cancellation of all or any portion of the 2018 Warrants for which an exercise notice has not yet been received, in exchange for consideration equal to $0.001 per warrant share and subject to certain conditions, including the continued existence of an effective registration statement for the underlying shares of Common Stock and the availability of sufficient authorized shares to allow for the exercise of the 2018 Warrants.  All other terms of the 2018 Warrants remained unchanged, including the original expiration dates of July and September 2023.  In connection with the Warrant Amendment Agreement, Aspire exercised 1,430,000 shares of the 2018 Warrants for aggregate proceeds to us of $500,500.  We did not exercise the call provision and the 2018 Warrants were fully exercised as of January 2021.  The shares underlying the New Aspire Warrant were registered on a registration statement that was declared effective on April 28, 2020 (File No. 333-237762).

Item 16.                      Exhibits and Financial Statements

(a)	A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-10.

(b)	Financial statement schedules: None

(c)	The filing fee table required by Item 601(b)(107) of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-14.

Item 17.           Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number		Description

3.1		Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed March 29, 2016)
3.2		Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed August 14, 2007)
3.3		Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed August 18, 2016)
3.4		Articles of Amendment to Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed July 13, 2017)
3.5		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.5 of Form S-1 filed August 9, 2018)
3.6		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed October 30, 2018)
3.7		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed November 15, 2019)
3.8		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed September 4, 2020)
3.9		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed September 30, 2021)
3.10		Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 of Current Report on Form 8-K filed September 20, 2022)
3.11

Certificate of Designations of the Preferences, Limitations and Relative Rights of Series E Preferred Stock, dated November 21, 2005 (incorporated by reference from Exhibit 4.02 of Current Report on Form 8-K filed November 22, 2005)

4.1		Form of common stock certificate (incorporated by reference from Exhibit 4.1 of Annual Report on Form 10-K for the year ended December 31, 2015)
4.2

Shareholder Protection Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.01 of Form 8-K filed November 22, 2005)

4.3

First Amendment to Shareholder Protection Rights Agreement dated as of November 20, 2015 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 of Form 8-K filed November 23, 2015)

4.4

Second Amendment to Shareholder Protection Rights Agreement dated as of November 20, 2020 between the Registrant and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference from Exhibit 4.1 of Form 8-K filed November 20, 2020)

4.5

Form of Rights Certificate pursuant to Second Amendment to Shareholder Protection Rights Agreement dated November 20, 2020 (incorporated by reference from Exhibit 4.2 of Form 8-K filed November 23, 2020)

5.1	*	Opinion of Graubard Miller
10.1

Form of 2022 Indemnification Agreement for Directors and Officers (incorporated by reference from Exhibit 10.5 of Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed November 14, 2022) **

10.2		Standard Form of Employee Option Agreement (incorporated by reference from Exhibit 10.1 of Form 8-K filed January 13, 2021)
10.3		2008 Equity Incentive Plan (Non-Named Executives), as amended (incorporated by reference from Exhibit 4.1 of Form S-8 filed October 24, 2008) **
10.4		2011 Long-Term Incentive Equity Plan, as amended and restated (incorporated by reference from Exhibit 10.1 of Form 8-K filed July 13, 2017)**

10.5	Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.2 of Quarterly Report on Form 10-Q filed May 16, 2016)
10.6

Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q filed August 15, 2016)

10.7

Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP dated December 28, 2017 (incorporated by reference from Exhibit 10.11 of Annual Report on Form 10-K filed March 29, 2018)

10.8

Amendment to Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP dated April 26, 2018 (incorporated by reference from Exhibit 10.21 of Registration Statement on Form S-1 filed August 9, 2018)

10.9

Notice of Exercise of Rights Under Claims Proceeds Investment Agreement between Registrant and Brickell Key Investments LP dated December 20, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K/A filed December 28, 2018)

10.10	Warrant Agreement between Registrant and Brickell Key Investments LP (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed December 21, 2018)
10.11	Form of Convertible Promissory Note dated September 10, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed September 11, 2018)
10.12	List of Holders of Convertible Notes dated September 10, 2018 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed September 11, 2018)
10.13

Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated September 18, 2018 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed September 18, 2018)

10.14	Form of Convertible Promissory Note dated September 18, 2018 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed September 19, 2018)
10.15

Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated February 25, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed March 4, 2019)

10.16	Form of Convertible Promissory Note dated February 28, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed March 4, 2019)
10.17	List of Holders of Convertible Notes dated February 28, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed March 4, 2019)
10.18	Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated March 13, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed March 14, 2019)
10.19	Form of Convertible Promissory Note dated March 13, 2019 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed March 14, 2019)
10.20	List of Holders of Convertible Notes dated March 13, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed March 14, 2019)
10.21	Securities Purchase Agreement between Registrant and Mark Fisher dated June 7, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed June 13, 2019)
10.22	Secured Convertible Note Agreement dated June 7, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed June 13, 2019)
10.23	Security Agreement dated June 7, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed June 13, 2019)
10.24

Form of Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated June 19, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed June 25, 2019)

10.25	Form of Convertible Promissory Note dated June 19, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed June 25, 2019)
10.26	List of Holders of Convertible Notes dated June 19, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed June 25, 2019)
10.27

Form of Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated July 18, 2019 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed July 23, 2019)

10.28	Form of Convertible Promissory Note dated July 18, 2019 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed July 23, 2019)
10.29	List of Holders of Convertible Notes dated July 18, 2019 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed July 23, 2019)
10.30	2019 Long-term Incentive Plan dated August 9, 2019, as amended on January 16, 2023 (incorporated by reference from Exhibit 10.30 of Annual Report on Form 10-K filed March 28, 2023) **
10.31

Form of Securities Purchase Agreement between Registrant and Holders of Convertible Notes dated January 8, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed January 10, 2020)

10.32	Form of Convertible Promissory Note dated January 8, 2020 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed January 10, 2020)
10.33	List of Holders of Convertible Notes dated January 8, 2020 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed January 10, 2020)
10.34	Warrant Agreement between Registrant and Aspire Capital Fund, LLC dated February 28, 2020 (incorporated by reference from Exhibit 4.1 of Current Report on Form 8-K filed March 5, 2020)
10.35	Form of Subscription Agreement between Registrant and Accredited Investors dated March 5, 2020 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed March 5, 2020)
10.36	Form of Subscription Agreement between Registrant and Accredited Investors dated March 13, 2020 (incorporated by reference from Exhibit 10.72 of Annual Report on Form 10-K filed April 14, 2020)
10.37	List of Accredited Investors to March 5, 2020 and March 13, 2020 Subscription Agreements (incorporated by reference from Exhibit 10.74 of Annual Report on Form 10-K filed April 14, 2020)
10.38	Form of Subscription Agreement between Registrant and Accredited Investors dated April 29, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed May 5, 2020)
10.39	List of Accredited Investors to April 29, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed May 5, 2020)
10.40	Amendment to Subscription Agreement between Registrant and Accredited Investors dated May 1, 2020 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed May 5, 2020)
10.41	Form of Subscription Agreement between Registrant and Accredited Investors dated May 22, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed May 29, 2020)
10.42	List of Accredited Investors to May 22, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed May 29, 2020)
10.43	Form of Subscription Agreement between Registrant and Accredited Investors dated June 8, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed June 12, 2020)
10.44	List of Accredited Investors to June 8, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed June 12, 2020)

10.45	Form of Subscription Agreement between Registrant and Accredited Investors dated June 29, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed July 6, 2020)
10.46	List of Accredited Investors to June 29, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed July 6, 2020)
10.47	Form of Subscription Agreement between Registrant and Accredited Investors dated August 19, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed August 21, 2020)
10.48	List of Accredited Investors to August 19, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed August 21, 2020)
10.49	Form of Subscription Agreement between Registrant and Accredited Investors dated November 17, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed November 23, 2020)
10.50	List of Accredited Investors to November 17, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed November 23, 2020)
10.51	Form of Subscription Agreement between Registrant and Accredited Investors dated December 11, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed November 23, 2020)
10.52	List of Accredited Investors to December 11, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed December 14, 2020)
10.53	Form of Subscription Agreement between Registrant and Accredited Investors dated December 21, 2020 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed November 23, 2020)
10.54	List of Accredited Investors to December 21, 2020 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed December 23, 2020)
10.55	Form of Subscription Agreement between Registrant and Accredited Investors dated January 5, 2021 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed November 23, 2020)
10.56

Form of Registration Rights Agreement between Registrant and Accredited Investors dated January 5, 2021 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed November 23, 2020)

10.57	List of Accredited Investors to January 5, 2021 Subscription Agreement (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed January 5, 2021)
10.58	Form of Subscription Agreement between Registrant and Accredited Investors dated March 29, 2021 (incorporated by reference from Exhibit 10.84 of Annual Report on Form 10-K filed March 31, 2021)
10.59	Form of Registration Rights Agreement between Registrant and Accredited Investors dated March 29, 2021 (incorporated by reference from Exhibit 10.85 of Annual Report on Form 10-K filed March 31, 2021)
10.60	Form of Warrant Agreement between Registrant and Accredited Investors dated March 29, 2021 (incorporated by reference from Exhibit 10.86 of Annual Report on Form 10-K filed March 31, 2021)
10.61	List of Accredited Investors to March 29, 2021 Subscription Agreement (incorporated by reference from Exhibit 10.87 of Annual Report on Form 10-K filed March 31, 2021)
10.62	Form of Securities Purchase Agreement between Registrant and Accredited Investor dated December 14, 2021 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8‑K filed December 16, 2021)
10.63	Form of Registration Rights Agreement between Registrant and Accredited Investor dated December 14, 2021 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8‐‑K filed December 16, 2021)
10.64	Form of Warrant Agreement between Registrant and Accredited Investor dated December 14, 2021 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed December 16, 2021)
10.65	Form of Convertible Promissory Note dated May 10, 2022 (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q filed May 11, 2022)
10.66	Form of Securities Purchase Agreement between Registrant and Accredited Investors dated May 10, 2022 (incorporated by reference from Exhibit 10.2 of Quarterly Report on Form 10-Q filed May 11, 2022)
10.67	Form of Registration Rights Agreement between Registrant and Accredited Investors dated May 10, 2022 (incorporated by reference from Exhibit 10.3 of Quarterly Report on Form 10-Q filed May 11, 2022)
10.68	List of Holders of Convertible Notes dated May 10, 2022 (incorporated by reference from Exhibit 10.4 of Quarterly Report on Form 10-Q filed May 11, 2022)

10.69		Form of Securities Purchase Agreement between Registrant and Accredited Investors (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed June 2, 2022)
10.70		Form of Convertible Promissory Note (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed June 2, 2022)
10.71		Form of Registration Rights Agreement between Registrant and Accredited Investors (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed June 2, 2022)
10.72		List of Holders of Convertible Notes dated June 2, 2022 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed June 2, 2022)
10.73		List of Holders of Convertible Notes dated June 30, 2022 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed July 1, 2022)
10.74		List of Holders of Convertible Notes dated August 3, 2022 (incorporated by reference from Exhibit 10.6 of Quarterly Report on Form 10-Q filed August 9, 2022)
10.75		Securities Purchase Agreement between Registrant and Accredited Investor Dated November 30, 2022 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed December 6, 2022)
10.76		Form of Registration Rights Agreement between Registrant and Accredited Investor Dated November 30, 2022 (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed December 6, 2022)
10.77		Securities Purchase Agreement between Registrant and Accredited Investors Dated December 23, 2022 (incorporated by reference from Exhibit 10.1 of Current Report on Form 8-K filed December 29, 2022)
10.78		Form of Convertible Promissory Note dated January 11, 2023 (incorporated by reference from Exhibit 10.3 of Current Report on Form 8-K filed January 13, 2023)
10.79		Form of Convertible Promissory Note dated January 13, 2023 (incorporated by reference from Exhibit 10.4 of Current Report on Form 8-K filed January 13, 2023)
10.80		Form of Registration Rights Agreement between Registrant and Accredited Investors (incorporated by reference from Exhibit 10.2 of Current Report on Form 8-K filed January 13, 2023)
10.81		List of Holders of Convertible Notes dated January 11 and January 13, 2023 (incorporated by reference from Exhibit 10.5 of Current Report on Form 8-K filed January 13, 2023)
10.82		Form of Securities Purchase Agreement between Registrant and Accredited Investors (incorporated by reference from Exhibit 10.6 of Current Report on Form 8-K filed January 13, 2023)
10.83		List of Accredited Investors to January 13, 2023 Subscription Agreement (incorporated by reference from Exhibit 10.8 of Current Report on Form 8-K filed January 13, 2023)
21.1		Schedule of Subsidiaries (incorporated by reference from Exhibit 21.1 of Annual Report on Form 10-K filed March 29, 2018)
23.1	*	Consent of MSL, P.A.
23.2		Consent of Graubard Miller (included in Exhibit 5.1)
24.1		Power of Attorney (included in signature page hereto)

101.INS		Inline XBRL Instance Document*
101.SCH		Inline XBRL Taxonomy Extension Schema*
101.CAL		Inline XBRL Taxonomy Extension Calculation Linkbase*
101.DEF		Inline XBRL Taxonomy Extension Definition Linkbase*
101.LAB		Inline XBRL Taxonomy Extension Label Linkbase*
101.PRE		Inline XBRL Taxonomy Extension Presentation Linkbase*
104		Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	*	Calculation of Filing Fee Table

* Filed herewith

** Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida on this 20th day of April 2023.

PARKERVISION, INC.
By:	/s/ Jeffrey L. Parker
Jeffrey L. Parker, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker and Cynthia L. French, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Jeffrey L. Parker	Chief Executive Officer and Chairman	April 20, 2023
Jeffrey L. Parker	of the Board (PrincipalExecutive Officer)

By: /s/ Cynthia L. French	Chief Financial Officer (Principal Financial	April 20, 2023
Cynthia L. French	Officer and Principal Accounting Officer)

By: /s/ Sanford M. Litvack	Director	April 20, 2023
Sanford M. Litvack

By: /s/ Frank N. Newman	Director	April 20, 2023
Frank N. Newman

By: /s/ Paul A. Rosenbaum	Director	April 20, 2023
Paul A. Rosenbaum

By: /s/ Robert G. Sterne	Director	April 20, 2023
Robert G. Sterne